Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

PFSWEB, INC.,

RED DOG ACQUISITION CORP.

AND

eCOST.COM, INC.

DATED AS OF NOVEMBER 29, 2005

AGREEMENT AND PLAN OF MERGER, dated as of November 29, 2005 (this “Agreement”), by and among PFSweb, Inc., a Delaware corporation (“Parent”), Red Dog Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and eCost.com, Inc., a Delaware corporation (the “Company”).

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the respective Boards of Directors of Parent and the Company have determined that the Merger is in furtherance of and consistent with their respective business strategies and is in the best interest of their respective stockholders, and Parent has approved this Agreement and the Merger as the sole stockholder of Merger Sub;

WHEREAS, for federal income Tax purposes, Parent, Merger Sub and the Company intend that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, a stockholder of the Company has executed and delivered to Parent a voting agreement (the “Company Voting Agreement”) as an inducement to Parent to enter into this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

Article I

The Merger

Section 1.1 The Merger. Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub, at the Effective Time, shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and shall be a wholly owned subsidiary of Parent.

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place as promptly as practicable, but in no event later than the first business day after the satisfaction or waiver of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) set forth in Article VI, unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto (the actual date of the Closing being referred to herein as the “Closing Date”). The Closing shall be held at the offices of Parent, 500 North Central Expressway, Plano, Texas 75074, unless another place is agreed to in writing by the parties hereto. As soon as practicable on or after the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger relating to the Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the date and time of such filing, or if another date and time is agreed to in writing by the parties hereto and is specified in such filing, such specified date and time, being the “Effective Time”).

Section 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of Merger Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub and the Company shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.4 Certificate of Incorporation; Bylaws. At the Effective Time, (a) the Certificate of Incorporation of the Surviving Corporation shall be amended in its entirety to contain the provisions set forth in the Certificate of Incorporation of Merger Sub and (b) the Bylaws of the Surviving Corporation shall be amended in their entirety to contain the provisions set forth in the Bylaws of Merger Sub, each as in effect immediately prior to the Effective Time, and in each case until thereafter changed or amended as provided therein or pursuant to applicable Law.

Section 1.5 Directors and Officers of Surviving Corporation. At the Effective Time, the initial directors of the Surviving Corporation shall be the directors of Merger Sub, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. The initial officers of the Surviving Corporation shall be the officers of Merger Sub, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

Article II

Conversion of Securities; Exchange of Certificates

Section 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a) Conversion Generally. Each share of common stock, par value $.001 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.1(b)), shall be converted, subject to Section 2.2(e), into the right to receive one (1) share (the “Exchange Ratio”) of common stock, par value $.001 per share, of Parent (“Parent Common Stock”), together with the associated Parent Rights (unless the context otherwise requires, all references to Parent Common Stock shall include the associated Parent Rights). All such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive a certificate representing the shares of Parent Common Stock into which such Company Common Stock was converted in the Merger. Certificates previously representing shares of Company Common Stock shall be exchanged for certificates representing whole shares of Parent Common Stock issued in consideration therefor upon the surrender of such certificates in accordance with the provisions of Section 2.2, without interest. No fractional share of Parent Common Stock shall be issued, and in lieu thereof, a cash payment shall be made pursuant to Section 2.2(e) hereof.

(b) Cancellation of Certain Shares. Each share of Company Common Stock held by Parent, Merger Sub, any wholly-owned subsidiary of Parent or Merger Sub, in the treasury of the Company or by any wholly-owned subsidiary of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

(c) Merger Sub. Each share of common stock, par value $.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(d) Change in Shares. If between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or other similar event or transaction, the Exchange Ratio shall be equitably adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or other similar event or transaction.

Section 2.2 Exchange of Certificates.

(a) Exchange Agent. As of the Effective Time, Parent shall irrevocably deposit, or shall cause to be deposited, with Mellon Investor Services, LLC or another bank or trust company mutually agreeable to Parent and the Company (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II through the Exchange Agent, certificates representing the shares of Parent Common Stock issuable pursuant to Section 2.1 and cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 2.2(e) (such certificates for shares of Parent Common Stock, together with cash in lieu of fractional shares and any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”) in exchange for outstanding shares of Company Common Stock. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Parent Common Stock contemplated to be issued pursuant to Section 2.1 and the cash contemplated to be issued pursuant to Section 2.2(e) out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. Promptly after the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) (i) a letter of transmittal reasonably acceptable to the Company (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in reasonable and customary form) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, properly completed and duly executed, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive in respect of the shares of Company Common Stock formerly represented by such Certificate, cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c), and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents reasonably required to evidence and effect such transfer and by evidence reasonably satisfactory that any applicable stock transfer Taxes, if any, have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Parent Common Stock, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c).

(c) Distributions with Respect to Unexchanged Shares of Parent Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e), unless and until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

(d) Further Rights in Company Common Stock. All shares of Parent Common Stock issued upon conversion of the shares of Company Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.2(c) or Section 2.2(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.

(e) Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share and such fractional share interests will not entitle the owner thereof to any rights of a stockholder of Parent. In lieu of any fractional shares of Parent Common Stock that would otherwise be issued, each stockholder that would have been entitled to receive a fractional share of Parent Common Stock shall, upon proper surrender of the Certificates, receive a cash payment equal to such fraction multiplied by the average closing price of one share of Parent Common Stock as reported on the Exchange for the five (5) trading days ending on and including the second trading day preceding the Effective Time.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for nine (9) months after the Effective Time shall be delivered to Parent upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article II shall thereafter look only to Parent for the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 2.2(e) and any dividends or other distributions with respect to Parent Common Stock to which they are entitled pursuant to Section 2.2(c), in each case, without any interest thereon.

(g) No Liability. None of Parent, the Surviving Corporation or the Company shall be liable to any holder of shares of Company Common Stock for any such shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.2(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.2(c), in each case, without any interest thereon.

(i) Withholding. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Parent or the Exchange Agent is required to deduct and withhold under applicable Law with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of whom such deduction and withholding was made by Parent or the Exchange Agent.

(j) Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock theretofore outstanding on the records of the Company.

Section 2.3 Appraisal Rights. Pursuant to Section 262(b) of the DGCL, the holders of shares of Company Common Stock shall not be entitled to appraisal rights as a result of the Merger.

Section 2.4 Stock Options. Prior to the Effective Time, the Board of Directors of the Company (the “Company Board”) (or, if appropriate, any committee thereof) shall take all actions necessary and appropriate to provide that, at the Effective Time, all unexercised and unexpired options to purchase Company Common Stock (“Company Options”) then outstanding, under the Company 2004 Stock Incentive Plan or the Company 1999 Stock Incentive Plan (the “Company Stock Option Plans”), whether or not then exercisable, shall be cancelled and terminated without consideration therefore. No Company Options shall be assumed by Parent.

Article III

Representations and Warranties of the Company

Except as set forth in a disclosure memorandum delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Memorandum”), which identifies exceptions by specific Section references (provided, that any matter disclosed in any section of the Company Disclosure Memorandum shall be considered disclosed for other sections of the Company Disclosure Memorandum, but only to the extent such matter on its face would be reasonably expected to be pertinent to a particular section of the Company Disclosure Memorandum in light of the disclosure made in such section), the Company hereby represents and warrants to Parent as follows:

Section 3.1 Organization and Qualification; Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Subsidiary of the Company has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be. The Company and each of its Subsidiaries has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except for such powers, authorities and approvals that would not, individually or in the aggregate, have a Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, have a Material Adverse Effect. Section 3.1 of the Company Disclosure Memorandum sets forth a true and complete list of all of the Subsidiaries of the Company and their respective jurisdiction of organization or incorporation. Except as set forth in Section 3.1 of the Company Disclosure Memorandum, none of the Company or any of its Subsidiaries holds an Equity Interest in any other person.

Section 3.2 Certificate of Incorporation and Bylaws; Corporate Books and Records. The copies of the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Company Certificate”), and Amended and Restated Bylaws, as amended (the “Company Bylaws”), that are listed as exhibits to the Company’s Form 10-K filed with the SEC for the fiscal year ended December 31, 2004 are complete and correct copies thereof as in effect on the date hereof. The Company is not in violation of any of the provisions of the Company Certificate or the Company Bylaws. True and complete copies of all minute books of the Company have been made available by the Company to Parent. The Company has made available to Parent true, correct and complete copies of the certificate of incorporation, bylaws, other organizational or charter documents and by laws of each Subsidiary of the Company.

Section 3.3 Capitalization.

(a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $.001 per share, of the Company (“Company Preferred Stock”). As of November 21, 2005, (i) 17,755,202 shares of Company Common Stock (other than treasury shares) were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (ii) no shares of Company Common Stock were held in the treasury of the Company, and (iii) 4,354,000 shares of Company Common Stock were issuable (and such number was reserved for issuance)

upon exercise of Company Options outstanding as of such date. As of such date, no shares of Company Preferred Stock were issued or outstanding. All capital stock or other equity securities of the Company have been issued in compliance with applicable federal and state securities laws.

(b) Except for Company Options to purchase not more than 4,354,000 shares of Company Common Stock, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound relating to the issued or unissued capital stock or other Equity Interests of the Company or any of its Subsidiaries, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating the Company or any of its Subsidiaries to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries. All issued and outstanding Company Options were issued under, and pursuant to the terms of, the Company Stock Option Plans. Since November 21, 2005, neither the Company nor any of its Subsidiaries has issued any shares of its capital stock, or securities convertible into or exchangeable for such capital stock or other Equity Interests, other than those shares of capital stock reserved for issuance as set forth in this Section 3.3 or Section 3.3 of the Company Disclosure Memorandum. The Company has provided Parent with a true and complete list, as of the date hereof, of the prices at which outstanding Company Options may be exercised under the Company Stock Option Plans, the number of Company Options outstanding at each such price and the vesting schedule of the Company Options. All shares of Company Common Stock subject to issuance under the Company Options, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

(c) Except for the Company Voting Agreement and as set forth in Section 3.3 of the Company Disclosure Memorandum, there are no outstanding contractual obligations of the Company or any of its Subsidiaries (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, any shares of Company Common Stock or any capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries. Except as set forth in Section 3.3 of the Company Disclosure Memorandum, each outstanding share of capital stock of each Subsidiary of the Company is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by the Company or another of its Subsidiaries, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company’s or such other of its Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in any of its Subsidiaries any other person, other than guarantees by the Company or any of its Subsidiaries of any indebtedness or other obligations of the Company or other Subsidiary.

(d) The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. The Company has not adopted a stockholder rights plan.

(e) Except as set forth in Section 3.3 of the Company Disclosure Memorandum, none of the Merger or other transactions contemplated hereby will result in an acceleration of vesting, or modification of vesting terms, with respect to any Company Options.

Section 3.4 Authority.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than as provided in Section 3.20. This Agreement has been duly authorized and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) The Company Board, by resolutions duly adopted by unanimous vote of the directors present at a meeting duly called and held and not subsequently rescinded or modified in any way (the “Company Board Approval”), has duly (i) declared that this Agreement and the transactions contemplated hereby (including the Merger) are advisable, (ii) approved and adopted this Agreement and (iii) resolved to recommend (subject to Section 5.3(a)) that the stockholders of the Company adopt and approve this Agreement and the transactions contemplated by this Agreement, including the Merger and directed that this Agreement be submitted for consideration by the Company’s stockholders in accordance with this Agreement. The Company Board Approval constitutes approval of this Agreement as required under any applicable state takeover Law and no such state takeover Law is applicable to the Merger or the other transactions contemplated hereby, including, without limitation, the restrictions on business combinations contained in Section 203 of the DGCL.

Section 3.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) (assuming the Company Stockholder Approval is obtained) conflict with or violate any provision of the Company Certificate or Company Bylaws or any equivalent organizational documents of any of its Subsidiaries, (ii) (assuming that all consents, approvals, authorizations and permits described in Section 3.5(b) have been obtained and all filings and notifications described in Section 3.5(b) have been made and any waiting periods thereunder have terminated or expired) conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (iii) require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any of its Subsidiaries pursuant to, any Contract, Company Permit or other instrument or obligation, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, consents, approvals, breaches, losses, defaults or other occurrences which would not, individually or in the aggregate, have a Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other person, except (i) under the Exchange Act, the Securities Act, applicable Blue Sky Law, and the filing and recordation of the Certificate of Merger as required by the DGCL, (ii) for such consents, approvals, authorizations, permits and filings and notifications set forth in Section 3.5(b) of the Company Disclosure Memorandum and (iii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.6 Permits; Compliance With Law. The Company and each of its Subsidiaries is in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity necessary for the Company and its Subsidiaries to own, lease and operate its properties or to carry on its respective businesses substantially in the manner described in the Company SEC Filings filed prior to the date hereof and substantially as it is being conducted as of the date hereof (the “Company Permits”), and all such Company Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Company Permits would not, individually or in the aggregate, have a Material Adverse Effect. None of the Company nor any of its Subsidiaries is in conflict with, or in default or violation of, (a) any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (b) any Company Permits, except in each case for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.7 SEC Filings; Financial Statements.

(a) The Company has timely filed all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be (collectively, the “Company SEC Filings”). Each Company SEC Filing (i) as of the time it was filed, complied or, if filed subsequent to the date hereof, will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not, at the time it was filed, or, if filed subsequent to the date hereof, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were or will be made, not misleading.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Filings was, or will be, prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each presented, or will present, fairly the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal year-end adjustments which did not and would not, individually or in the aggregate, have a Material Adverse Effect).

(c) The books, records and accounts of the Company (i) are in all material respects true and correct, (ii) have been and are being maintained in accordance with reasonable business practices and customary internal controls procedures on a basis consistent with prior years, and (iii) accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary (1) to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and (2) to maintain accountability for assets; and (iii) the amount recorded for assets on the books and records of the Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d) Except as and to the extent set forth on the consolidated balance sheet of the Company and its consolidated Subsidiaries as of September 30, 2005 included in the Company’s Form 10-Q for the period ended September 30, 2005 or the notes thereto (the “Company Balance Sheet”), none of the Company nor any of its consolidated Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for liabilities or obligations incurred in the ordinary course of business since September 30, 2005 that would not, individually or in the aggregate, have a Material Adverse Effect.

(e) Each required form, report and document containing financial statements that the Company has filed with or furnished to the SEC was accompanied by the certifications then required to be filed or furnished by the Company’s Chief Executive Officer and Chief Financial Officer pursuant to the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated under such Act or the Exchange Act (collectively, the “Sarbanes-Oxley Act”), and at the time of filing or submission of each such certification, such certification (i) was true and accurate and complied with the Sarbanes-Oxley Act, (ii) did not contain any qualifications or exceptions to the matters certified therein, except as otherwise permitted under the Sarbanes-Oxley Act, and (iii) has not been modified or withdrawn. As of the date of this Agreement, neither the Company nor any of its officers has received notice from any Governmental Entity questioning or challenging the accuracy, completeness, content, form or manner of filing or furnishing of such certifications. The Company’s disclosure controls and procedures

(as defined in Sections 13a-14(c) and 15d-14(c) of the Exchange Act) effectively enable the Company to comply with, and the appropriate officers of the Company to make all certifications required under, the Sarbanes-Oxley Act. Neither the Company nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or representative of the Company has received any written complaint, assertion or claim alleging that the Company has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal controls over financial reporting (as defined in Exchange Act Rule 13a-15(f) and Rule 15a-15(f)).

(f) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of The Nasdaq Stock Market.

Section 3.8 Brokers. No broker, finder or investment banker (other than the Company Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has heretofore made available to Parent a true and complete copy of all agreements between the Company and the Company Financial Advisor pursuant to which such firm would be entitled to any payment relating to the Merger or any other transaction contemplated by this Agreement.

Section 3.9 Absence of Certain Changes or Events. Since September 30, 2005, except as specifically contemplated by, or as disclosed in, this Agreement or Section 3.9 of the Company Disclosure Memorandum, the Company and each of its Subsidiaries has conducted its businesses in the ordinary course consistent with past practice and, since such date there has not been any:

(a) Material Adverse Effect or an event or development that would, individually or in the aggregate, have a Material Adverse Effect;

(b) amendment to, or change in, the Company Certificate or Company Bylaws;

(c) incurrence, creation or assumption by the Company or any of its Subsidiaries of (i) any mortgage, deed of trust, security interest, pledge, title retention device or collateral assignment, (ii) any claim, lien, charge, restriction or other encumbrance of any kind on any of the assets or properties of the Company or any of its Subsidiaries other than obligations or liabilities incurred in the ordinary course of their respective business, including those related to letters of credit or (iii) any indebtedness for borrowed money to purchase inventory or other indebtedness for borrowed money in excess of $50,000;

(d) offer, issuance or sale of any debt or equity securities of the Company, or any options, warrants or other rights to acquire from the Company, directly or indirectly, any debt or equity securities of the Company (other than pursuant to the exercise of outstanding Company Options in accordance with the terms thereof);

(e) payment or discharge by the Company or any of its Subsidiaries of any security interest, lien, or encumbrance of any kind on any asset or property of the Company or any of its Subsidiaries, or the payment or discharge of any liability other than in the ordinary course of its business;

(f) purchase, license, sale, assignment or other disposition or transfer (or any agreement or other arrangement for the purchase, license, sale, assignment or other disposition or transfer) of any of the assets, properties or goodwill of the Company or any of its Subsidiaries other than in the ordinary course of its business;

(g) damage, destruction or loss of any property or asset, whether or not covered by insurance, having (or likely with the passage of time to have) a Material Adverse Effect;

(h) declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the capital stock of the Company, any split, combination or recapitalization of the capital stock of the Company or any direct or indirect redemption, purchase or other acquisition of any capital stock of the Company or any change in any rights, preferences, privileges or restrictions of any outstanding security of the Company;

(i) material increase in the compensation payable or to become payable to any (i) of the officers or directors of the Company or (ii) employees of the Company, except in connection with normal employee salary or performance reviews and in the ordinary course of the Company’s business or as required under the plans of any Company Benefit Plan or applicable Law;

(j) making by the Company of any loan, advance or capital contribution to, or any investment in, any officer, director or shareholder of the Company or any firm or business enterprise in which any such person had a direct or indirect material interest at the time of such loan, advance, capital contribution or investment;

(k) entering into, material amendment of, relinquishment, termination or non-renewal by the Company of any material Contract, other than in the ordinary course of its business;

(l) assertion by any customer(s) of the Company of any complaint regarding the Company’s services or products which has a reasonable factual basis and, if substantiated, is reasonably likely to have a Material Adverse Effect;

(m) material change in the policies under which the Company extends discounts, credits or warranties to customers or otherwise deals with its customers;

(n) entering into by the Company of any transaction, Contract or agreement that by its terms requires or contemplates a current and/or future financial commitment, expense or obligation on the part of the Company involving in excess of $100,000, other than in the ordinary course of the Company’s business;

(o) any license, transfer or grant of a right under any Company Material Intellectual Property, other than in the ordinary course of the Company’s business;

(p) any agreement made by the Company to provide exclusive services to any person or not to engage in any business activity.

Section 3.10 Employee Benefit Plans.

(a) Section 3.10(a) of the Company Disclosure Memorandum sets forth a true and complete list of each material “employee benefit plan” as defined in Section 3(3) of ERISA and any other plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing material compensation or other material benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof of the Company, which are maintained, sponsored or contributed to by the Company or any of its Subsidiaries, or under which the Company or any of its Subsidiaries has any material obligation or liability, whether actual or contingent, including, without limitation, all incentive, bonus, deferred compensation, profit-sharing, severance, termination, retention, change in control, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements (each a “Company Benefit Plan”). Neither the Company, nor to the knowledge of the Company, any other person or entity, has made any commitment to establish, modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA, the Code or other applicable Law. With respect to each Company Benefit Plan, except as set forth in Section 3.10 of the Company Disclosure Memorandum, the Company has delivered or made available to Parent true, correct and complete copies, if applicable, of (i) each Company Benefit Plan (or, if not written, a written summary of its material terms), including without limitation all plan documents, adoption agreements, trust agreements, insurance contracts or other funding vehicles and all amendments thereto, (ii) all current summary plan descriptions and amendments thereto, including any current summary of material modifications, (iii) the annual reports (Form 5500 series) for the two most recent year filed or required to be filed with the IRS with respect to such Company Benefit Plan, (iv) the two most recent actuarial reports or other financial statements relating to such Company Benefit Plan, (v) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter, (vi) the most recent nondiscrimination tests performed under the Code (including

401(k) and 401(m) tests) for each Company Benefit Plan, and (vii) all filings made with any Governmental Entity, including but not limited to any filings under the Voluntary Compliance Resolution or Closing Agreement Program or the Department of Labor Delinquent Filer Program, within the current or prior two calendar years.

(b) Each Company Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code, and contributions required to be made under the terms of any of the Company Benefit Plans as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the most recent balance sheet filed or incorporated by reference in the Company SEC Filings prior to the date of this Agreement. With respect to the Company Benefit Plans, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company could be subject to any material liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Company Benefit Plans, ERISA, the Code or any other applicable Law.

(c) Except as set forth in Section 3.10(c) of the Company Disclosure Memorandum: (i) each Company Benefit Plan which is intended to qualify under Section 401(a), Section 401(k), Section 401(m) or Section 4975(e)(6) of the Code has either received a favorable determination letter from the IRS as to its qualified status or the remedial amendment period for such Company Benefit Plan has not yet expired, and each trust established in connection with any Company Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and, to the Company’s knowledge, no fact or event has occurred that has adversely affected or could adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any such trust, (ii) to the Company’s knowledge there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan that could result in liability to the Company or any of its Subsidiaries , (iii) no suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Company is threatened, against or with respect to any such Company Benefit Plan or an administrator or fiduciary thereof, including any audit or inquiry by the IRS, United States Department of Labor, the Pension Benefit Guaranty Corporation, or any other federal or state governmental agency (other than routine benefits claims), (iv) no Company Benefit Plan is a multiple employer pension plan (within the meaning of Section 413(c) of the Code (“Multiple Employer Plan”), a multiemployer pension plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”) or other pension plan subject to Title IV of ERISA and none of the Company or any ERISA Affiliate has sponsored or contributed to or been required to contribute to a Multiple Employer Plan, a Multiemployer Plan or other pension plan subject to Title IV of ERISA, (v) no material liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring or being subject (whether primarily, jointly or secondarily) to a material liability thereunder, (vi) none of the assets of the Company or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under ERISA or Section 412(n) of the Code, (vii) neither the Company nor any ERISA Affiliate has any liability under ERISA Section 502, (viii) all Tax, annual reporting and other governmental filings required by ERISA and the Code have been timely filed with the appropriate Governmental Entity and all required notices and disclosures have been timely provided to Company Benefit Plan participants, and (ix) all contributions and payments to each Company Benefit Plan are deductible under Code sections 162 or 404.

(d) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will (i) entitle any current or former employee, consultant or director of the Company or any of its Subsidiaries or any group of such employees, consultants or directors to any payment; (ii) increase the amount of compensation or benefits due to any such employee, consultant or director; (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit, other than the Company Options; (iv) result in any “parachute payment” under Section 280G of the Code (whether or not such payment is considered to be reasonable compensation for services rendered); or (v) cause any compensation to fail to be deductible under Section 162(m) of the Code, or any other provision of the Code or any similar foreign law or regulation.

(e) Except as required by Law, no Company Benefit Plan provides any of the following retiree or post-employment benefits to any person and there has been no communication to any current or former employee, consultant or director of the Company or any subsidiary of the Company that would reasonably be expected to promise or guarantee any such benefits on any ongoing basis: medical, disability or life insurance benefits. No Company Benefit Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code. The Company and each ERISA Affiliate are in material compliance with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations (including proposed regulations) thereunder and any similar state law and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder.

(f) The Company does not maintain, sponsor, contribute or have any liability with respect to any employee benefit plan, program or arrangement that provides benefits to non-resident aliens with no U.S. source income outside of the United States.

(g) Section 3.10(g) of the Company Disclosure Memorandum sets forth any and all indebtedness in excess of twenty-five thousand U.S. dollars (US$25,000) owed by any current or former employee, consultant or director of the Company or any Subsidiary of the Company to any such entity, other than travel advances and similar amounts arising in the ordinary course of business and consistent with past practice and the Company policies and procedures.

Section 3.11 Labor and Other Employment Matters.

(a) The Company and each of its Subsidiaries is in compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours, except where the failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect. None of the Company or any of its Subsidiaries is a party to any collective-bargaining agreement or other labor union contract applicable to persons employed by the Company. No labor unions or other organizations are representing, purporting to represent or attempting to represent any employees of the Company or any of its Subsidiaries and no collective-bargaining agreement or other labor union contract is being negotiated by the Company or any of its Subsidiaries. There is no labor dispute, strike, slowdown or work stoppage against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened, nor has there been any such incident during the past three years. To the Company’s knowledge, the Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. To the Company’s knowledge, no employee of the Company or any of its Subsidiaries is in any material respect in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or such Subsidiary because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others.

(b) The Company has identified in Section 3.11(b) of the Company Disclosure Memorandum and, if written, has made available to Parent true and complete copies of all plans, programs, agreements and other arrangements of the Company with or relating to its directors, officers, employees or consultants that contain change-in-control provisions. As of the date of this Agreement, no individual who is a party to an employment agreement listed in Section 3.10(a) of the Company Disclosure Memorandum or any agreement containing change-in-control provisions has terminated employment or been terminated, nor has any event occurred that could give rise to a termination event, in either case under circumstances that has given, or could reasonably be expected to give, rise to a severance obligation on the part of the Company under such agreement.

(c) Neither the Company nor any of its Subsidiaries has violated any Law regarding the terms and conditions of employment of employees, former employees or prospective employees or other labor related matters, including Laws relating to discrimination, fair labor standards and occupational health and safety, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees, except for any violations which do not have, and would not have, individually or in the aggregate, a Material Adverse Effect on the Company.

(d) There are no material liabilities, whether contingent or absolute, of the Company or any of its Subsidiaries relating to workers’ compensation benefits that are not fully insured against by a bona fide third-party insurance carrier and all premiums required to be paid to date under such insurance policy or fund have been paid.

Section 3.12 Tax Treatment. None of the Company, any of its Subsidiaries or any of its affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. The Company is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 3.13 Contracts. Except for those Contracts already disclosed on Schedule 3.10(a), which shall be incorporated by reference into Schedule 3.13, Schedule 3.13 to the Company Disclosure Memorandum sets forth a list of each of the following Contracts to which the Company or any of its Subsidiaries is a party or to which any of their respective assets or properties is bound (the “Company Material Contracts”). The Company has delivered or made available to Parent a true, complete and correct copy of each Company Material Contract:

(a) any website hosting, website linking, content or data sharing, data feed, information exchange, advertising, distribution, fee sharing, lead or customer referral, commerce, co-branding, framing, service, order or transaction processing or similar agreement relating to any aspect or element of the Company Website;

(b) any distributor, OEM (Original Equipment Manufacturer), VAR (Value Added Reseller), sales representative or similar agreement under which any third party is authorized to sell, sublicense, lease, distribute, market or take orders for, any product, services or technology of the Company or any of its Subsidiaries;

(c) any continuing Contract for the future purchase, sale, license, provision or manufacture of products, material, supplies, equipment or services requiring payment to or from the Company or any of its Subsidiaries in an amount in excess of $250,000 per annum;

(d) any Contract or commitment in which the Company or any of its Subsidiaries has granted or received most favored customer pricing provisions or exclusive marketing or on-line distribution rights relating to any product or service, group of products or services, market or geographic territory;

(e) any Contract providing for the development of software, website content or other technology or intellectual property for the Company or any of its Subsidiaries, or the license of any software, website content or other technology or intellectual property to the Company or any of its Subsidiaries, which software, website content or other technology or intellectual property is material to the Company and used or incorporated (or is contemplated by the Company to be used or incorporated) (i) in connection with any aspect or element of the Company Website; (ii) in any product currently sold, licensed, leased, distributed or marketed by the Company or any of its Subsidiaries or (iii) to provide any service currently provided or marketed by the Company or any of its Subsidiaries (other than off-the-shelf software generally available to the public at retail);

(f) any joint venture or partnership contract or agreement or other agreement which has involved or is reasonably expected to involve a sharing of profits, expenses or losses with any other party;

(g) any Contract or commitment for or relating to the employment of any officer, employee or consultant of the Company or any other type of contract or understanding with any officer, employee or consultant of the Company that is not immediately terminable by the Company without cost or other liability;

(h) any indenture, mortgage, trust deed, promissory note, loan agreement, security agreement, guarantee or other agreement or commitment for the borrowing of money, for a line of credit or for a leasing transaction of a type required to be capitalized in accordance with Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board;

(i) any lease or other agreement under which the Company is lessee of or holds or operates any items of tangible personal property or real property owned by any third party and under which payments to such third party exceed $50,000 per annum;

(j) any agreement or arrangement for the sale, licensing or leasing of any assets, properties, products, services or rights having a value in excess of $50,000 other than sale of inventory in the ordinary course of the Company’s business;

(k) any agreement that restricts the Company from engaging in any aspect of its business, from participating or competing in any line of business or market or that restricts the Company from engaging in any business in any market or geographic area;

(l) any instrument, Contract, license or other agreement governing any the Company Material Intellectual Property;

(m) any agreement relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of capital stock or other securities of the Company or any options, warrants or other rights to purchase or otherwise acquire any such shares of stock, other securities or options, warrants or other rights therefor;

(n) consulting or similar agreement under which the Company provides any advice or services to a third party for an annual compensation to the Company of $100,000 per year or more, other than in the ordinary course of the Company’s business;

(o) any Contract with or commitment to any labor union;

(p) any Contract or arrangement under which the Company has made any commitment to develop any website content, software or new technology, to deliver any software currently under development or to enhance or customize any software;

(q) any consulting, development or similar agreement under which the Company currently provides or will provide any custom software development, training, documentation, personnel placements, advice, consulting service or other products or services to a customer of the Company;

(r) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(s) any agreement, Contract, commitment or instrument (the “PC Mall Contracts”) between the Company and PC Mall, Inc. or any Subsidiary or affiliate thereof (“PC Mall”); and

(t) any Contract which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement.

Except as set forth in Section 3.13 of the Company Disclosure Memorandum and except as would not, individually or in the aggregate, have a Material Adverse Effect, each Company Material Contract is valid and binding on the Company and each of its Subsidiaries party thereto and, to the Company’s knowledge, each other party thereto, and in full force and effect, and the Company and each of its Subsidiaries has in all respects performed all obligations required to be performed by it to the date hereof under each Company Material Contract and, to the Company’s knowledge, each other party to each Company Material Contract has in all respects performed all obligations required to be performed by it under such Company Material Contract. None of the Company or any of its Subsidiaries has received any written notice of any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Company Material Contract.

Except for the PC Mall Contracts, the Company has no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), including any indemnification obligation, to or for the benefit of PC Mall.

In connection with the execution and delivery of this Agreement by the Company and the consummation of the Merger and other transactions contemplated herein, PC Mall has executed a conditional waiver and consent in the form which the Company has previously provided to the Parent.

Section 3.14 Litigation. Except as and to the extent disclosed in the Company SEC Filings, including the notes thereto, filed prior to the date of this Agreement, or as set forth in Section 3.14 of the Company Disclosure Memorandum or as would not, individually or in the aggregate, have a Material Adverse Effect, (a) there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries is obligated to indemnify a third party and (b) neither the Company nor any of its Subsidiaries is subject to any outstanding and unsatisfied order, writ, injunction, decree or arbitration ruling, award or other finding.

Section 3.15 Environmental Matters. Except as would not, individually or in the aggregate, have a Material Adverse Effect:

(a) The Company and each of its Subsidiaries (i) is in compliance with all, and is not subject to any liability with respect to any, applicable Environmental Laws, (ii) holds or has applied for all Environmental Permits necessary to conduct its current operations, and (iii) is in compliance with its Environmental Permits.

(b) None of the Company or any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law.

(c) None of the Company or any of its Subsidiaries (i) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to (A) compliance with Environmental Laws or Environmental Permits or (B) the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and no investigation, litigation or other proceeding is pending or, to the knowledge of the Company, threatened with respect thereto, or (ii) is not an indemnitor in connection with any claim threatened or asserted in writing by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials.

(d) None of the real property owned or leased by the Company or any of its Subsidiaries is, to the knowledge of the Company, listed or proposed for listing on the “National Priorities List” under CERCLA, as updated through the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup.

(e) To the knowledge of the Company, there are no past or present conditions, circumstances, or facts that may (i) interfere with or prevent continued compliance by the Company or any of its Subsidiaries with Environmental Laws and the requirements of Environmental Permits, (ii) give rise to any liability or other obligation under any Environmental Laws, or (iii) form the basis of any claim, action, suit, proceeding, or investigation against or involving the Company or any of its Subsidiaries based on or related to any Environmental Law.

Section 3.16 Intellectual Property. Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company owns or has the right to use, whether through ownership, licensing or otherwise, all

Intellectual Property necessary for or used in the operation of the businesses of the Company and each of its Subsidiaries as such businesses are conducted on the date hereof, including without limitation, the operation of the Company Website (“Company Material Intellectual Property”). Except as set forth in Section 3.16 of the Company Disclosure Memorandum or except as would not, individually or in the aggregate, have a Material Adverse Effect: (a) no written claim has been received by the Company or any of its Subsidiaries challenging the ownership, legality, use, validity or enforceability of any Company Material Intellectual Property and no such Company Material Intellectual Property is currently the subject of any pending or, to the Company’s knowledge, threatened action, suit, claim, investigation, arbitration or other proceeding to which the Company or any of its Subsidiaries is a party; (b) no person has given notice to the Company or any of its Subsidiaries that the use of any Company Material Intellectual Property by the Company or any licensee is infringing or has infringed any domestic or foreign patent, trademark, service mark, trade name, or copyright or design right, or that the Company or any licensee has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how; (c) the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not breach, violate or conflict with any instrument or agreement concerning any Company Material Intellectual Property and will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Company Material Intellectual Property; (d) the Company has the right to require the inventor or author of any Company Material Intellectual Property which constitutes an application for registration, including, but not limited to, all patent applications, trademark applications, service mark applications, copyright applications and mask work applications, to transfer ownership, including all right, title and interest in and to (including any moral rights), to the Company of the application and of the registration once it issues; (e) to the Company’s knowledge, no third party has interfered with, infringed upon, misappropriated, or used without authorization any Company Material Intellectual Property, and no employee or former employee of the Company has interfered with, infringed upon, misappropriated, used without authorization, or otherwise come into conflict with any Company Material Intellectual Property; (f) the Company has taken all reasonable action to maintain and protect each item of Company Material Intellectual Property; (g) to its knowledge, the Company has the right to use all of the Company Material Intellectual Property in all jurisdictions in which the Company currently conducts business; and (h) neither the marketing, license, sale, furnishing or intended use of any product or service (including without limitation any service offered to users of the Company Website) currently licensed, utilized, sold, provided or furnished by the Company violates any license or agreement between the Company and any third party or infringes or misappropriates any Intellectual Property of any other person.

Schedule 3.16 of the Company Disclosure Memorandum contains a complete list of (i) with respect to any Company Material Intellectual Property, all Company registrations of any patents, copyrights, mask works, trademarks, service marks, Internet domain names or Internet or World Wide Web URLs or addresses with any governmental or quasi-governmental authority or other body; (ii) all applications, registrations, filings and other formal actions made or taken pursuant to federal, state and foreign laws by the Company to secure, perfect or protect its interest in the Company Material Intellectual Property, including, without limitation, all patent applications, copyright applications, and applications for registration of trademarks and service marks, (iii) all unregistered copyrights, trademarks and service marks included within the Company Material Intellectual Property, (iv) all licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which any person is authorized to use any the Company Material Intellectual Property, and (v) all licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any Company Material Intellectual Property.

Section 3.17 Taxes.

(a) The Company and each of its Subsidiaries has duly and timely filed (taking into account any extensions of time to file) with the appropriate Tax authorities or other Governmental Entities all material Tax Returns required to be filed by it. All such Tax Returns are complete and accurate in all respects, except as would not, individually or in the aggregate, have a Material Adverse Effect. All Taxes shown as due on such Tax Returns have been timely paid.

(b) Subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect, the unpaid Taxes of the Company and its Subsidiaries (i) did not, as of the dates of the most recent financial statements (in each case, determining such liability for unpaid Taxes as of the date of such financial statements) contained in the Company SEC Filings, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets contained in such financial statements, and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns.

(c) Subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect or as set forth in Section 3.17 of the Company Disclosure Memorandum, (i) no deficiencies for Taxes with respect to the Company or any of its Subsidiaries have been claimed, proposed or assessed by a Tax authority or other Governmental Entity in writing, (ii) no audit or other proceeding for or relating to any liability in respect of Taxes of the Company or any of its Subsidiaries is being conducted by any Tax authority or Governmental Entity, and neither the Company nor any of its Subsidiaries has received notification in writing that any such audit or other proceeding is pending, and (iii) neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any predecessor has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d) Subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect, there are no Tax liens upon any property or assets of the Company or any of its Subsidiaries except (i) liens for current Taxes not yet due and payable, and (ii) liens for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained in accordance with GAAP.

(e) The Company and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect.

(f) Subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect or as set forth in Section 3.17 of the Company Disclosure Memorandum, neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return.

(g) No written claim has been made by a Tax authority or other Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(h) Except as set forth in Section 3.17 of the Company Disclosure Memorandum, neither the Company nor any of its Subsidiaries has any liability for the Taxes of any person (other than members of the consolidated group of which the Company is the common parent) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise, except in each case where such liability for Taxes would not, individually or in the aggregate, have a Material Adverse Effect.

(i) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period described in Section 897(c)(1)(A)(ii) of the Code.

(j) Except as set forth in Section 3.17 of the Company Disclosure Memorandum, neither the Company nor any of its Subsidiaries has been a party to any distribution occurring during the two (2) years preceding the date of this Agreement in which the parties to such distribution treated the distribution as one to which Section 355 or 361 of the Code is applicable, in whole or in part.

(k) Except as set forth in Section 3.17 of the Company Disclosure Memorandum, neither the Company nor any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement.

(l) Neither the Company nor any of its Subsidiaries has participated in any transaction identified as a “listed transaction” for purposes of Treasury Regulations Section 1.6011-4(b)(2) or 301.6111-2(b)(2).

Section 3.18 Insurance. Section 3.18 of the Company Disclosure Memorandum lists material policies of liability, property, casualty and other forms of insurance, including D&O insurance, owned or held by the Company and each of its Subsidiaries, copies of which have previously been made available to Parent. All such policies are in full force and effect, all premiums due and payable have been paid, and no written notice of cancellation or termination has been received with respect to any such policy. No insurer has advised the Company or any of its Subsidiaries that it intends to reduce coverage or materially increase any premium under any such policy, or that coverage is not available (or that it will contest coverage) for any material claim made against the Company or any of its Subsidiaries.

Section 3.19 Opinion of Financial Advisor. Thomas Weisel Partners LLC (the “Company Financial Advisor”) has delivered to the Company Board its written opinion to the effect that the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock. The Company has been authorized by the Company Financial Advisor to permit, subject to prior review and consent by the Company Financial Advisor, the inclusion of such opinion in its entirety, and references thereto, in the Joint Proxy/Prospectus.

Section 3.20 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of capital stock or other Equity Interests of the Company necessary to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger (the “Company Stockholder Approval”).

Section 3.21 Properties. The Company and its Subsidiaries has good and valid title to or a valid leasehold interest in all of its properties and assets reflected on the Company Balance Sheet or acquired after the date thereof, except for (a) properties and assets sold or otherwise disposed of in the ordinary course of business since the date of such balance sheet and (b) properties and assets the loss of which would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.22 Customers and Suppliers. Section 3.22 of the Company Disclosure Memorandum sets forth the name and address of (i) any customer which accounted for more than $500,000 in revenue for the Company for the fiscal year ended December 31, 2004 or $375,000 in revenue for the nine months ended September 30, 2005 (collectively, the “Company Customers”) and (ii) any vendor or supplier from whom the Company purchased goods or services having an aggregate cost of more than $500,000 during the fiscal year ended December 31, 2004 or $375,000 during the nine months ended September 30, 2005 (collectively, the “Company Suppliers”). To the knowledge of the Company, the relationships of the Company with the Company Customers and Company Suppliers are good commercial working relationships. Except as set forth in Section 3.22 of the Company Disclosure Memorandum, to the knowledge of the Company, as of the date of this Agreement, no Company Customer or Company Supplier intends to terminate or materially reduce its business relationship (or reduce any credit line extended by any Company Supplier) with the Company for any reason, including as a result of the consummation of the transactions contemplated hereby.

Section 3.23 Transactions With Interested Persons. Except as set forth in the Company SEC Filings filed prior to the date of this Agreement, or as disclosed in Section 3.23 of the Company Disclosure Memorandum, no officer or director of the Company or any of its Subsidiaries nor any member of any such officer’s or director’s immediate family (i) is presently a party to any agreement with the Company or any of its Subsidiaries that would be required to be disclosed in the Company SEC Filings, (ii) owns, directly or indirectly, any interest in (excepting not more than one percent (1%) stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any person which is, or is engaged in business as, a competitor, lessor, lessee, customer or supplier of the Company, (iii) owns, directly or indirectly, in whole or in part, any tangible or intangible property that the Company uses or the use of which is necessary or desirable for the conduct of business of the Company, (iv) has any cause of action or other claim whatsoever against, or owes any amount to, the Company, except for claims in the ordinary course of business, such as for accrued vacation pay, accrued benefits under employee benefit plans, normal employee advances and employee personal travel reimbursement in the ordinary course of business, and similar matters and agreements existing on the date of this Agreement.

Section 3.24 No Other Agreements. The Company does not have any binding commitment, absolute or contingent, to any other person to sell, directly or indirectly, the Company or to effect any merger, share exchange, consolidation, business combination, recapitalization, liquidation or other reorganization of the Company or to enter into any agreement with respect thereto.

Article IV

Representations and Warranties of Parent and Merger Sub

Except as set forth in a disclosure memorandum delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Memorandum”), which identifies exceptions by specific Section references (provided, that any matter disclosed in any section of the Parent Disclosure Memorandum shall be considered disclosed for other sections of the Parent Disclosure Memorandum, but only to the extent such matter on its face would be reasonably expected to be pertinent to a particular section of the Parent Disclosure Memorandum in light of the disclosure made in such section), Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.1 Organization and Qualification; Subsidiaries. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Subsidiary of Parent has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be. Parent and each of its Subsidiaries has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except for such powers, authorities and approvals that would not, individually or in the aggregate, have a Material Adverse Effect. Parent and each of its Subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, have a Material Adverse Effect. Section 4.1 of the Parent Disclosure Memorandum sets forth a true and complete list of all of the Subsidiaries of the Parent and their respective jurisdiction of organization or incorporation. Except as set forth in Section 4.1 of the Parent Disclosure Memorandum, none of the Parent or any of its Subsidiaries holds an Equity Interest in any other person.

Section 4.2 Certificate of Incorporation and Bylaws. The copies of Parent’s Amended and Restated Certificate of Incorporation (the “Parent Certificate”) and Amended and Restated Bylaws (the “Parent Bylaws”) that are listed as exhibits to Parent’s Form 10-K filed with the SEC for the fiscal year ended December 31, 2004 are complete and correct copies thereof as in effect on the date hereof. Parent is not in violation of any of the provisions of the Parent Certificate or the Parent Bylaws. True and complete copies of all minute books of the Parent have been made available by the Parent to Company. The Parent has made available to Company true, correct and complete copies of the certificate of incorporation, bylaws, other organizational or charter documents and by laws of each Subsidiary of the Parent.

Section 4.3 Capitalization

(a) The authorized capital stock of Parent consists of 40,000,000 shares of Parent Common Stock and 1,000,000 shares of preferred stock, par value $1.00 per share, of Parent (“Parent Preferred Stock”). As of November 21, 2005, (i) 22,526,681 shares of Parent Common Stock (other than treasury shares) were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (ii) 86,300 shares of Parent Common Stock were held in the treasury of Parent or by its Subsidiaries, (iii) 5,449,518 shares of Parent Common Stock were issuable (and such number was reserved for issuance) upon exercise of options to purchase Parent Common Stock (“Parent Options”) outstanding as of such date, and (iv) 395,486 shares of Parent Common Stock were issuable (and such number was reserved for issuance) upon exercise of warrants to purchase Parent Common Stock (“Parent Warrants”) outstanding as of such date. As of such date, no shares of Parent Preferred Stock were issued or outstanding. All capital stock or other equity securities of Parent have been issued in compliance with applicable federal and state securities laws.

(b) Except for Parent Options to purchase not more than 5,449,518 shares of Parent Common Stock, Parent Warrants to purchase not more than 395,486 shares of Parent Common Stock and arrangements and agreements set forth in this Section 4.3 or Section 4.3 of the Parent Disclosure Memorandum, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries is bound relating to the issued or unissued capital stock or other Equity Interests of Parent or any of its Subsidiaries, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating Parent or any of its Subsidiaries to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, Parent or any of its Subsidiaries.

(c) Except as set forth in Section 4.3 of the Parent Disclosure Memorandum, there are no outstanding contractual obligations of Parent or any of its Subsidiaries (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, any shares of Parent Common Stock or any capital stock of, or other Equity Interests in, Parent or any of its Subsidiaries. Except as set forth in Section 4.3 of the Parent Disclosure Memorandum, each outstanding share of capital stock of each Subsidiary of the Parent is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by the Parent or another of its Subsidiaries, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Parent’s or such other of its Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever. There are no outstanding contractual obligations of Parent or any of its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any of its Subsidiaries or any other person, other than guarantees by Parent or any Subsidiary of any indebtedness or other obligations of Parent or other Subsidiary.

(d) Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

(e) None of the Merger or other transactions contemplated hereby will result in an acceleration of vesting, or modification of vesting terms, with respect to any Parent Options.

(f) Neither Parent nor Merger Sub beneficially owns any shares of Company Common Stock.

(g) The Parent Common Stock to be issued in the Merger has duly authorized and will be validly issued, fully paid and nonassessable.

Section 4.4 Authority.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this

Agreement. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Merger Sub and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than as provided in Section 4.20. This Agreement has been duly authorized and validly executed and delivered by each of Parent and Merger Sub and constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) The Board of Directors of Parent (the “Parent Board”), by resolutions duly adopted by unanimous vote at a meeting duly called and held and not subsequently rescinded or modified in any way (the “Parent Board Approval”), has duly (i) declared that this Agreement and the transactions contemplated hereby (including the Merger) are advisable, (ii) approved and adopted this Agreement and (iii) resolved to recommend (subject to Section 5.3(b)) that the stockholders of Parent vote for approval of the issuance of Parent Common Stock to be issued pursuant to the Merger as required by NASD Rule 4350(i) and the amendment to the Parent Certificate to increase the number of authorized shares of Parent Common Stock to 75,000,000 shares. The Parent Board Approval constitutes approval of this Agreement as required under any applicable state takeover Law and no such state takeover Law is applicable to the Merger or the other transactions contemplated hereby, including, without limitation, the restrictions on business combinations contained in Section 203 of the DGCL.

Section 4.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance of this Agreement by each of Parent and Merger Sub will not, (i) (assuming the Parent Stockholder Approval is obtained) conflict with or violate any provision of the Parent Certificate or Parent Bylaws or any equivalent organizational documents of any of its Subsidiaries (including Merger Sub), (ii) (assuming that all consents, approvals, authorizations and permits described in Section 4.5(b) have been obtained and all filings and notifications described in Section 4.5(b) have been made and any waiting periods thereunder have terminated or expired) conflict with or violate any Law applicable to Parent or any of its Subsidiaries or by which any property or asset of Parent or any of its Subsidiaries is bound or affected or (iii) require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or any of its Subsidiaries pursuant to, any Contract, permit or other instrument or obligation, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, consents, approvals, breaches, losses, defaults or other occurrences which would not, individually or in the aggregate, have a Material Adverse Effect.

(b) The execution and delivery of this Agreement by Parent does not, and the performance of this Agreement by Parent will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other person, except (i) under the Exchange Act, the Securities Act, applicable Blue Sky Law, the rules and regulations of the Exchange and the filing and recordation of the Certificate of Merger as required by the DGCL, (ii) for such consents, approvals, authorizations, permits and filings and notifications set forth in Section 4.5(b) of the Parent Disclosure Memorandum and (iii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.6 Permits; Compliance With Law. Except as set forth in the Parent Disclosure Memorandum, Parent and each of its Subsidiaries is in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity necessary for Parent and each of its Subsidiaries to own, lease and operate its properties or to carry on its respective businesses substantially in the manner described in the Parent SEC Filings filed prior to the date hereof and substantially as it is being conducted as of the date hereof (the

“Parent Permits”), and all such Parent Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Parent Permits would not, individually or in the aggregate, have a Material Adverse Effect. None of Parent nor any of its Subsidiaries is in conflict with, or in default or violation of, (a) any Law applicable to Parent or any of its Subsidiaries or by which any property or asset of Parent or any of its Subsidiaries is bound or affected or (b) any Parent Permits, except in each case for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.7 SEC Filings; Financial Statements.

(a) Parent has timely filed all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be (collectively, the “Parent SEC Filings”). Each Parent SEC Filing (i) as of the time it was filed, complied or, if filed subsequent to the date hereof, will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not, at the time it was filed, or, if filed subsequent to the date hereof, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were or will be made, not misleading.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Filings was, or will be, prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each presented, or will present, fairly the consolidated financial position, results of operations and cash flows of Parent and the consolidated Subsidiaries of Parent as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal year-end adjustments which did not and would not, individually or in the aggregate, have a Material Adverse Effect).

(c) The books, records and accounts of Parent (i) are in all material respects true and correct, (ii) have been and are being maintained in accordance with reasonable business practices and customary internal controls procedures on a basis consistent with prior years, and (iii) accurately and fairly reflect the transactions and dispositions of the assets of Parent and its Subsidiaries. Parent maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary (1) to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and (2) to maintain accountability for assets; and (iii) the amount recorded for assets on the books and records of Parent is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d) Except as and to the extent set forth on the consolidated balance sheet of Parent and its consolidated Subsidiaries as of September 30, 2005 included in the Parent’s Form 10-Q for the period ended September 30, 2005 or the notes thereto (the “Parent Balance Sheet”), none of Parent nor any of its consolidated Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for liabilities or obligations incurred in the ordinary course of business since September 30, 2005 that would not, individually or in the aggregate, have a Material Adverse Effect.

(e) Each required form, report and document containing financial statements that Parent has filed with or furnished to the SEC was accompanied by the certifications then required to be filed or furnished by Parent’s Chief Executive Officer and Chief Financial Officer pursuant to the Sarbanes-Oxley Act and at the time of filing or submission of each such certification, such certification (i) was true and accurate and complied with the Sarbanes-Oxley Act, (ii) did not contain any qualifications or exceptions to the matters certified therein, except as otherwise permitted under the Sarbanes-Oxley Act, and (iii) has not been modified or withdrawn. As of the date of this Agreement, neither Parent nor any of its officers has received notice from any Governmental Entity questioning or challenging the accuracy, completeness, content, form or manner of filing or furnishing of such certifications. Parent’s disclosure controls and procedures (as defined in Sections 13a-14(c) and 15d-14(c) of the Exchange Act) effectively enable Parent to comply with, and the appropriate officers of Parent to make all certifications required under, the Sarbanes-Oxley Act. Neither Parent nor, to Parent’s knowledge, any director, officer, employee, auditor, accountant or representative of the Parent has received any written complaint, assertion or claim alleging that the Parent has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal controls over financial reporting (as defined in Exchange Act Rule 13a-15(f) and Rule 15a-15(f)).

(f) Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of The Nasdaq Stock Market.

Section 4.8 Brokers. No broker, finder or investment banker (other than the Parent Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or any of its Subsidiaries. The Parent has heretofore made available to the Company a true and complete copy of all agreements between the Parent and the Parent Financial Advisor pursuant to which such firm would be entitled to any payment relating to the Merger or any other transaction contemplated by this Agreement.

Section 4.9 Absence of Certain Changes or Events. Since September 30, 2005, except as specifically contemplated by, or as disclosed in, this Agreement or Section 4.9 of the Parent Disclosure Memorandum, Parent and each of its Subsidiaries has conducted its businesses in the ordinary course consistent with past practice and, since such date, there has not been any:

(a) Material Adverse Effect or an event or development that would, individually or in the aggregate, have a Material Adverse Effect;

(b) amendment to, or change in, the Parent Certificate or Parent Bylaws;

(c) incurrence, creation or assumption by the Parent or any of its Subsidiaries of (i) any mortgage, deed of trust, security interest, pledge, title retention device or collateral assignment, (ii) any claim, lien, charge, restriction or other encumbrance of any kind on any of the assets or properties of the Parent or any of its Subsidiaries other than obligations or liabilities incurred in the ordinary course of their respective business, including those related to letters of credit or (iii) any indebtedness for borrowed money to purchase inventory or other indebtedness for borrowed money in excess of $50,000;

(d) offer, issuance or sale of any debt or equity securities of the Parent, or any options, warrants or other rights to acquire from the Parent, directly or indirectly, any debt or equity securities of the Parent (other than pursuant to the exercise of outstanding Parent Options in accordance with the terms thereof);

(e) payment or discharge by the Parent or any of its Subsidiaries of any security interest, lien, claim, or encumbrance of any kind on any asset or property of the Parent or any of its Subsidiaries, or the payment or discharge of any liability other than in the ordinary course of its business;

(f) purchase, license, sale, assignment or other disposition or transfer (or any agreement or other arrangement for the purchase, license, sale, assignment or other disposition or transfer) of any of the assets, properties or goodwill of the Parent or any of its Subsidiaries other than in the ordinary course of its business;

(g) damage, destruction or loss of any property or asset, whether or not covered by insurance, having (or likely with the passage of time to have) a Material Adverse Effect;

(h) declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the capital stock of the Parent, any split, combination or recapitalization of the capital stock of the

Parent or any direct or indirect redemption, purchase or other acquisition of any capital stock of the Parent or any change in any rights, preferences, privileges or restrictions of any outstanding security of the Parent;

(i) material increase in the compensation payable or to become payable to any (i) of the officers or directors of the Parent or (ii) employees of the Parent, except in connection with normal employee salary or performance reviews and in the ordinary course of the Parent’s business or as required under the plans of any Parent Benefit Plan or applicable Law;

(j) making by the Parent of any loan, advance (other than travel advances in the ordinary course of business) or capital contribution to, or any investment in, any officer, director or shareholder of the Parent or any firm or business enterprise in which any such person had a direct or indirect material interest at the time of such loan, advance, capital contribution or investment;

(k) entering into, material amendment of, relinquishment, termination or non-renewal by the Parent of any material Contract, other than in the ordinary course of its business;

(l) assertion by any customer(s) of the Parent of any complaint regarding the Parent’s services or products which has a reasonable factual basis and, if substantiated, is reasonably likely to have a Material Adverse Effect;

(m) material change in the policies under which the Parent extends discounts, credits or warranties to customers or otherwise deals with its customers;

(n) entering into by the Parent of any transaction, Contract or agreement that by its terms requires or contemplates a current and/or future financial commitment, expense or obligation on the part of the Parent involving in excess of $100,000, other than in the ordinary course of the Parent’s business;

(o) any license, transfer or grant of a right under any Parent Material Intellectual Property, other than in the ordinary course of Parent’s business; or

(p) any agreement made by the Company to provide exclusive services to any person or not to engage in any business activity.

Section 4.10 Employee Benefit Plans.

(a) Section 4.10(a) of the Parent Disclosure Memorandum sets forth a true and complete list of each material “employee benefit plan” as defined in Section 3(3) of ERISA and any other plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing material compensation or other material benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof of the Parent), which are maintained, sponsored or contributed to by the Parent or any of its Subsidiaries, or under which the Parent or any of its Subsidiaries has any material obligation or liability, whether actual or contingent, including, without limitation, all incentive, bonus, deferred compensation, profit-sharing, severance, termination, retention, change in control, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements (each a “Parent Benefit Plan”). Neither the Parent, nor to the knowledge of the Parent, any other person or entity, has made any commitment to establish, modify, change or terminate any Parent Benefit Plan, other than with respect to a modification, change or termination required by ERISA, the Code or other applicable Law. With respect to each Parent Benefit Plan, except as set forth in Section 4.10 of the Parent Disclosure Memorandum, the Parent has delivered or made available to the Company true, correct and complete copies, if applicable, of (i) each Parent Benefit Plan (or, if not written a written summary of its material terms), including without limitation all plan documents, adoption agreements, trust agreements, insurance contracts or other funding vehicles and all amendments thereto, (ii) all current summary plan descriptions and amendments thereto, including any current summary of material modifications, (iii) the annual reports (Form 5500 series) for the two most recent years filed or required to be filed with the IRS with respect to such Parent Benefit Plan, (iv) the two most recent actuarial reports or other financial statements relating to such Parent Benefit Plan, (v) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Parent Benefit Plan and any pending request for such a determination letter, (vi) the most recent nondiscrimination tests performed under the Code (including 401(k) and 401(m) tests) for each Parent Benefit Plan, and (vii) all filings made with any Governmental Entity, including but not limited to any filings under the Voluntary Compliance Resolution or Closing Agreement Program or the Department of Labor Delinquent Filer Program, within the current or prior two calendar years.

(b) Each Parent Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code, and contributions required to be made under the terms of any of the Parent Benefit Plans as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the most recent balance sheet filed or incorporated by reference in the Parent SEC Filings prior to the date of this Agreement. With respect to the Parent Benefit Plans, no event has occurred and, to the knowledge of the Parent, there exists no condition or set of circumstances in connection with which the Parent could be subject to any material liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Parent Benefit Plans, ERISA, the Code or any other applicable Law.

(c) Except as set forth in Section 4.10(c) of the Parent Disclosure Memorandum: (i) each Parent Benefit Plan which is intended to qualify under Section 401(a), Section 401(k), Section 401(m) or Section 4975(e)(6) of the Code has either received a favorable determination letter from the IRS as to its qualified status or the remedial amendment period for such Parent Benefit Plan has not yet expired, and each trust established in connection with any Parent Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and to the Parent’s knowledge no fact or event has occurred that has adversely affected or could adversely affect the qualified status of any such Parent Benefit Plan or the exempt status of any such trust, (ii) to the Parent’s knowledge there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Parent Benefit Plan that could result in liability to the Parent or any of its Subsidiaries, (iii) no suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Parent is threatened, against or with respect to any such Parent Benefit Plan or an administrator or fiduciary thereof, including any audit or inquiry by the IRS, United States Department of Labor, the Pension Benefit Guaranty Corporation, or any other federal or state governmental agency (other than routine benefits claims), (iv) no Parent Benefit Plan is a Multiple Employer Plan, a Multiemployer Plan or other pension plan subject to Title IV of ERISA and none of the Parent or any ERISA Affiliate has sponsored or contributed to or been required to contribute to a Multiple Employer Plan, a Multiemployer Plan, or other pension plan subject to Title IV of ERISA, (v) no material liability under Title IV of ERISA has been incurred by the Parent or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Parent or any ERISA Affiliate of incurring or being subject (whether primarily, jointly or secondarily) to a material liability thereunder, (vi) none of the assets of the Parent or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under ERISA or Section 412(n) of the Code, (vii) neither the Parent nor any ERISA Affiliate has any liability under ERISA Section 502, (viii) all Tax, annual reporting and other governmental filings required by ERISA and the Code have been timely filed with the appropriate Governmental Entity and all required notices and disclosures have been timely provided to Parent Benefit Plan participants, and (ix) all contributions and payments to each Parent Benefit Plan are deductible under Code sections 162 or 404.

(d) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will (i) entitle any former employee, consultant or director of the Parent or any of its Subsidiaries or any group of such employees, consultants or directors to any payment; (ii) increase the amount of compensation or benefits due to any such employee, consultant or director; (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit to any such employee, consultant or director; (iv) result in any “parachute payment” under Section 280G of the Code (whether or not such payment is considered to be reasonable compensation for services rendered); or (v) cause any compensation to fail to be deductible under Section 162(m) of the Code, or any other provision of the Code or any similar foreign law or regulation.

(e) Except as required by Law, no Parent Benefit Plan provides any of the following retiree or post-employment benefits to any person and there has been no communication to any current or former employee, consultant or director of the Parent or any Subsidiary of the Parent that would reasonably be expected to promise or guarantee any such benefits on any ongoing basis: medical, disability or life insurance benefits. No Parent Benefit Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code. The Parent and each ERISA Affiliate are in material compliance with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations (including proposed regulations) thereunder and any similar state law and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder.

(f) Except as set forth in Section 4.10 of the Parent Disclosure Memorandum, none of the Parent or any of its Subsidiaries maintains, sponsors, contributes or has any liability with respect to any employee benefit plan, program or arrangement that provides benefits to non-resident aliens with no U.S. source income outside of the United States.

(g) Section 4.10(g) of the Parent Disclosure Memorandum sets forth any and all indebtedness in excess of twenty-five thousand U.S. dollars (US$25,000) owed by any current or former employee, consultant or director of the Parent or any Subsidiary of the Parent to any such entity, other than travel advances and similar amounts arising in the ordinary course of business and consistent with past practice and the Parent policies and procedures.

Section 4.11 Labor and Other Employment Matters.

(a) The Parent and each of its Subsidiaries is in material compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours, except where the failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in Section 4.11(a) of the Parent Disclosure Memorandum, none of the Parent or any of its Subsidiaries is a party to any collective-bargaining agreement or other labor union contract applicable to persons employed by the Parent or any of its Subsidiaries. No labor unions or other organizations are representing, purporting to represent or attempting to represent any employees of the Parent, and no collective-bargaining agreement or other labor union contract is being negotiated by the Parent or any of its Subsidiaries. There is no labor dispute, strike, slowdown or work stoppage against the Parent or any of its Subsidiaries pending or, to the knowledge of the Parent, threatened, nor has there been any such incident during the past three years. To the Parent’s knowledge, the Parent has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. To the Parent’s knowledge, no employee of the Parent or any of its Subsidiaries is in any material respect in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Parent or such Subsidiary because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others.

(b) Parent has identified in Section 4.11(b) of the Parent Disclosure Memorandum and, if written, has made available to the Company true and complete copies of all plans, programs, agreements and other arrangements of the Parent with or relating to its directors, officers, employees or consultants that contain change-in-control provisions. As of the date of this Agreement, no individual who is a party to an employment agreement listed in Section 4.10(a) of the Parent Disclosure Memorandum or any agreement containing change-in-control provisions with the Parent has terminated employment or been terminated, nor has any event occurred that could give rise to a termination event, in either case under circumstances that has given, or could reasonably be expected to give, rise to a severance obligation on the part of the Parent under such agreement.

(c) Neither the Parent nor any of its Subsidiaries has violated any Law regarding the terms and conditions of employment of employees, former employees or prospective employees or other labor related matters, including Laws relating to discrimination, fair labor standards and occupational health and safety, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees, except for any violations which do not have, and would not have, individually or in the aggregate, a Material Adverse Effect on the Company.

(d) There are no material liabilities, whether contingent or absolute, of the Parent or any of its Subsidiaries relating to workers’ compensation benefits that are not fully insured against by a bona fide third-party insurance carrier and all premiums required to be paid to date under such insurance policy or fund have been paid.

Section 4.12 Tax Treatment. None of Parent, any of its Subsidiaries or any of its affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Parent is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 4.13 Contracts. Except for those Contracts already disclosed on Schedule 4.10(a), which shall be incorporated by reference into Schedule 4.13, Schedule 4.13 to the Parent Disclosure Memorandum sets forth a list of each of the following Contracts to which the Parent or any of its Subsidiaries is a party or to which any of their respective assets or properties is bound (the “Parent Material Contracts”) and the Parent has delivered or made available to the Company a true, complete and correct copy of each Parent Material Contract:

(a) any distributor, OEM (Original Equipment Manufacturer), VAR (Value Added Reseller), sales representative or similar agreement under which any third party is authorized to sell, sublicense, lease, distribute, market or take orders for, any product, services or technology of the Parent or any of its Subsidiaries;

(b) any continuing Contract for the future purchase, sale, license, provision or manufacture of products, material, supplies, equipment or services requiring payment to or from the Parent or any of its Subsidiaries in an amount in excess of $250,000 per annum;

(c) any Contract or commitment in which the Parent or any Subsidiary has granted or received most favored customer pricing provisions or exclusive marketing or on-line distribution rights relating to any product or service, group of products or services, market or geographic territory;

(d) any Contract providing for the development of software, website content or other technology or intellectual property for the Parent or any of its Subsidiaries, or the license of any software, website content or other technology or intellectual property to the Parent or any of its Subsidiaries, which software, website content or other technology or intellectual property is material to the Parent and used or incorporated (or is contemplated by the Parent or any of its Subsidiaries to be used or incorporated) (i) in any product currently sold, licensed, leased, distributed or marketed by the Parent or any of its Subsidiaries or (ii) to provide any service currently provided or marketed by the Parent or any of its Subsidiaries (other than off-the-shelf software generally available to the public at retail);

(e) any joint venture or partnership contract or agreement or other agreement which has involved or is reasonably expected to involve a sharing of profits, expenses or losses with any other party;

(f) any Contract or commitment for or relating to the employment of any officer, employee or consultant of the Parent or any other type of contract or understanding with any officer, employee or consultant of the Parent that is not immediately terminable by the Parent without cost or other liability;

(g) any indenture, mortgage, trust deed, promissory note, loan agreement, security agreement, guarantee or other agreement or commitment for the borrowing of money, for a line of credit or for a leasing transaction of a type required to be capitalized in accordance with Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board;

(h) any lease or other agreement under which the Parent is lessee of or holds or operates any items of tangible personal property or real property owned by any third party and under which payments to such third party exceed $50,000 per annum;

(i) any agreement or arrangement for the sale, licensing or leasing of any assets, properties, products, services or rights having a value in excess of $50,000 other than sale of inventory in the ordinary course of the Parent’s business;

(j) any agreement that restricts the Parent from engaging in any aspect of its business, from participating or competing in any line of business or market or that restricts the Parent from engaging in any business in any market or geographic area;

(k) any instrument, Contract, license or other agreement governing any Parent Material Intellectual Property;

(l) any agreement relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of capital stock or other securities of the Parent or any options, warrants or other rights to purchase or otherwise acquire any such shares of stock, other securities or options, warrants or other rights therefor;

(m) consulting or similar agreement under which the Parent provides any advice or services to a third party for an annual compensation to the Parent of $100,000 per year or more, other than in the ordinary course of the Parent’s business;

(n) any Contract with or commitment to any labor union;

(o) any Contract or arrangement under which the Parent has made any commitment to develop any website content, software or new technology, to deliver any software currently under development or to enhance or customize any software, other than in the ordinary course of Parent’s business;

(p) any consulting, development or similar agreement under which the Parent currently provides or will provide any custom software development, training, documentation, personnel placements, advice, consulting service or other products or services to a customer of the Parent other than in the ordinary course of Parent’s business;

(q) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); and

(r) any Contract which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement.

Except as set forth in Section 4.13 of the Parent Disclosure Memorandum and except as would not, individually or in the aggregate, have a Material Adverse Effect, each Parent Material Contract is valid and binding on the Parent and each of its Subsidiaries party thereto and, to the Parent’s knowledge, each other party thereto, and in full force and effect, and the Parent and each of its Subsidiaries has in all respects performed all obligations required to be performed by it to the date hereof under each Parent Material Contract and, to the Parent’s knowledge, each other party to each Parent Material Contract has in all respects performed all obligations required to be performed by it under such Parent Material Contract. None of the Parent or any of its Subsidiaries has received any written notice of any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Parent Material Contract.

Section 4.14 Litigation. Except as and to the extent disclosed in the Parent SEC Filings, including the notes thereto, filed prior to the date of this Agreement or set forth in Section 4.14 of the Parent Disclosure Memorandum or as would not, individually or in the aggregate, have a Material Adverse Effect, (a) there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or for which Parent or any of its Subsidiaries is obligated to indemnify a third party and (b) neither Parent nor any of its Subsidiaries is subject to any outstanding and unsatisfied order, writ, injunction, decree or arbitration ruling, award or other finding.

Section 4.15 Environmental Matters. Except as would not, individually or in the aggregate, have a Material Adverse Effect:

(a) The Parent and each of its Subsidiaries (i) is in compliance with all, and is not subject to any liability with respect to any, applicable Environmental Laws, (ii) holds or has applied for all Environmental Permits necessary to conduct their current operations, and (iii) is in compliance with their respective Environmental Permits.

(b) None of the Parent or any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Parent or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law.

(c) None of the Parent or any of its Subsidiaries (i) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to (A) compliance with Environmental Laws or Environmental Permits or (B) the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and no investigation, litigation or other proceeding is pending or, to the knowledge of the Parent, threatened with respect thereto, or (ii) is an indemnitor in connection with any claim threatened or asserted in writing by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials.

(d) None of the real property owned or leased by the Parent or any of its Subsidiaries is, to the knowledge of the Parent, listed or proposed for listing on the “National Priorities List” under CERCLA, as updated through the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup.

(e) To the knowledge of the Parent, there are no past or present conditions, circumstances, or facts that may (i) interfere with or prevent continued compliance by the Parent or any of its Subsidiaries with Environmental Laws and the requirements of Environmental Permits, (ii) give rise to any liability or other obligation under any Environmental Laws, or (iii) form the basis of any claim, action, suit, proceeding, or investigation against or involving the Parent or any of its Subsidiaries based on or related to any Environmental Law.

Section 4.16 Intellectual Property. Except as would not, individually or in the aggregate, have a Material Adverse Effect, Parent owns or has the right to use, whether through ownership, licensing or otherwise, all Intellectual Property necessary for or used in the operation of the businesses of Parent and each of its Subsidiaries as such businesses are conducted on the date hereof (“Parent Material Intellectual Property”). Except as set forth in Section 4.16 of the Parent Disclosure Memorandum or except as would not, individually or in the aggregate, have a Material Adverse Effect: (a) no written claim has been received by the Parent challenging the ownership, legality, use, validity or enforceability of any Parent Material Intellectual Property and no such Parent Material Intellectual Property is currently the subject of any pending or, to Parent’s knowledge, threatened action, suit, claim, investigation, arbitration or other proceeding to which Parent is a party; (b) no person has given notice to Parent or any of its Subsidiaries that the use of any Parent Material Intellectual Property by Parent, any of its Subsidiaries or any licensee is infringing or has infringed any domestic or foreign patent, trademark, service mark, trade name, or copyright or design right, or that Parent, any of its Subsidiaries or any licensee has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how; (c) the execution, delivery and performance of this Agreement by Parent and the consummation of the transactions contemplated hereby will not breach, violate or conflict with any instrument or agreement concerning any Parent Material Intellectual Property and will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Parent Material Intellectual Property; (d) Parent has the

right to require the inventor or author of any Parent Material Intellectual Property which constitutes an application for registration, including, but not limited to, all patent applications, trademark applications, service mark applications, copyright applications and mask work applications, to transfer ownership, including all right, title and interest in and to (including any moral rights), to Parent of the application and of the registration once it issues; (e) to Parent’s knowledge, no third party has interfered with, infringed upon, misappropriated, or used without authorization any Parent Material Intellectual Property, and no employee or former employee of Parent has interfered with, infringed upon, misappropriated, used without authorization, or otherwise come into conflict with any Parent Material Intellectual Property; (f) Parent has taken all reasonable action to maintain and protect each item of Parent Material Intellectual Property; (g) to its knowledge, Parent has the right to use all of the Parent Material Intellectual Property in all jurisdictions in which Parent currently conducts business; and (h) neither the marketing, license, sale, furnishing or intended use of any product or service currently licensed, utilized, sold, provided or furnished by the Parent violates any license or agreement between the Parent and any third party or infringes or misappropriates any Intellectual Property of any other person.

Schedule 4.16 of the Parent Disclosure Memorandum contains a complete list of (i) with respect to any Parent Material Intellectual Property, all Parent registrations of any patents, copyrights, mask works, trademarks, service marks, Internet domain names or Internet or World Wide Web URLs or addresses with any governmental or quasi-governmental authority or other body; (ii) all applications, registrations, filings and other formal actions made or taken pursuant to federal, state and foreign laws by the Parent to secure, perfect or protect its interest in the Parent Material Intellectual Property, including, without limitation, all patent applications, copyright applications, and applications for registration of trademarks and service marks, (iii) all unregistered copyrights, trademarks and service marks included within the Parent Material Intellectual Property, (iv) all licenses, sublicenses and other agreements as to which the Parent is a party and pursuant to which any person is authorized to use any of the Parent Material Intellectual Property, and (v) all licenses, sublicenses and other agreements as to which the Parent is a party and pursuant to which the Parent is authorized to use any Parent Material Intellectual Property.

Section 4.17 Taxes.

(a) Parent and each of its Subsidiaries have duly and timely filed (taking into account any extensions of time to file) with the appropriate Tax authorities or other Governmental Entities all material Tax Returns required to be filed by it. All such Tax Returns are complete and accurate in all respects, except as would not, individually or in the aggregate, have a Material Adverse Effect. All Taxes shown as due on such Tax Returns have been timely paid.

(b) Subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect, the unpaid Taxes of Parent and its Subsidiaries (i) did not, as of the dates of the most recent financial statements (in each case, determining such liability for unpaid Taxes as of the date of such financial statements) contained in the Parent SEC Filings, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets contained in such financial statements, and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Parent and its Subsidiaries in filing their Tax Returns.

(c) Subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect or as set forth in Section 4.17 of the Parent Disclosure Memorandum, (i) no deficiencies for Taxes with respect to Parent or any of its Subsidiaries have been claimed, proposed or assessed by a Tax authority or other Governmental Entity in writing, (ii) no audit or other proceeding for or relating to any liability in respect of Taxes of Parent or any of its Subsidiaries is being conducted by any Tax authority or Governmental Entity, and neither Parent nor any of its Subsidiaries has received notification in writing that any such audit or other proceeding is pending, and (iii) neither Parent nor any of its Subsidiaries nor, to Parent’s knowledge, any predecessor has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d) Subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect, there are no Tax liens upon any property or assets of Parent or any of its Subsidiaries except (i) liens for current Taxes not yet due and payable, and (ii) liens for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained in accordance with GAAP.

(e) Parent and each of its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect.

(f) Subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect or as set forth in Section 4.17 of the Parent Disclosure Memorandum, neither Parent nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return.

(g) No written claim has been made by a Tax authority or other Governmental Entity in a jurisdiction where Parent or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(h) Neither Parent nor any of its Subsidiaries has any liability for the Taxes of any person (other than members of the consolidated group of which Parent is the common parent) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise, except in each case where such liability for Taxes would not, individually or in the aggregate, have a Material Adverse Effect.

(i) Neither Parent nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period described in Section 897(c)(1)(A)(ii) of the Code.

(j) Neither Parent nor any of its Subsidiaries has been a party to any distribution occurring during the two (2) years preceding the date of this Agreement in which the parties to such distribution treated the distribution as one to which Section 355 or 361 of the Code is applicable, in whole or in part.

(k) Except as set forth in Section 4.17 of the Parent Disclosure Memorandum, neither Parent nor any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement.

(l) Neither Parent nor any of its Subsidiaries has participated in any transaction identified as a “listed transaction” for purposes of Treasury Regulations Section 1.6011-4(b)(2) or 301.6111-2(b)(2).

Section 4.18 Insurance. Section 4.18 of the Parent Disclosure Memorandum lists material policies of liability, property, casualty and other forms of insurance, including D&O insurance, owned or held by the Parent and each of its Subsidiaries, copies of which have previously been made available to the Company. All such policies are in full force and effect, all premiums due and payable have been paid, and no written notice of cancellation or termination has been received with respect to any such policy. No insurer has advised the Parent or any of its Subsidiaries that it intends to reduce coverage or materially increase any premium under any such policy, or that coverage is not available (or that it will contest coverage) for any material claim made against the Parent or any of its Subsidiaries.

Section 4.19 Opinion of Financial Advisor. Wells Fargo Securities LLC (the “Parent Financial Advisor”) has delivered to the Parent Board its written opinion to the effect that the Exchange Ratio is fair, from a financial point of view, to Parent. Parent has been authorized by the Parent Financial Advisor to permit, subject to prior review and consent by the Parent Financial Advisor, the inclusion of such opinion in its entirety, and references thereto, in the Joint Proxy/Prospectus.

Section 4.20 Vote Required. The affirmative vote of a majority of the total votes cast by the holders of Parent Common Stock in favor of the approval of the issuance of the shares of Parent Common Stock pursuant to the Merger and the affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock entitled to vote thereon in favor of the amendment to the Parent Certificate to increase the number of authorized shares of Parent Common Stock is the only vote of the holders of any class or series of capital stock or other Equity Interests of Parent necessary to approve this Agreement and the transactions contemplated hereby, including the Merger (the “Parent Stockholder Approval”).

Section 4.21 Properties. Each of the Parent and its Subsidiaries has good and valid title to or a valid leasehold interest in all of its properties and assets reflected on the Parent Balance Sheet or acquired after the date thereof, except for (a) properties and assets sold or otherwise disposed of in the ordinary course of business since the date of such balance sheet and (b) properties and assets the loss of which would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.22 Customers and Suppliers. Section 4.22 of the Parent Disclosure Memorandum sets forth the name of (i) any client or customer which accounted for more than $500,000 in revenue for the Parent for the fiscal year ended December 31, 2004 or $375,000 in revenue for the nine months ended September 30, 2005 (collectively, the “Parent Customers”) and (ii) any vendor or supplier from whom the Parent purchased goods or services having an aggregate cost of more than $500,000 during the fiscal year ended December 31, 2004 or $375,000 during the nine months ended September 30, 2005 (collectively, the “Parent Suppliers”) . To the knowledge of the Parent, the relationships of the Parent and its Subsidiaries with the Parent Customers and Parent Suppliers are good commercial working relationships. Except as set forth in Section 4.22 of the Parent Disclosure Memorandum, to the knowledge of the Parent, as of the date of this Agreement, no Parent Customer or Parent Supplier intends to terminate or materially reduce its business relationship (or reduce any credit line extended by any Parent Supplier) with the Parent for any reason, including as a result of the consummation of the transactions contemplated hereby.

Section 4.23 Transactions With Interested Persons. Except as set forth in the Parent SEC Filings filed prior to the date of this Agreement, or as disclosed in Section 4.23 of the Parent Disclosure Memorandum, no officer or director of the Parent or any of its Subsidiaries nor any member of any such officer’s or director’s immediate family (i) is presently a party to any agreement with the Parent or any of its Subsidiaries that would be required to be disclosed in the Parent SEC Filings, (ii) owns, directly or indirectly, any interest in (excepting not more than one percent (1%) stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any person which is, or is engaged in business as, a competitor, lessor, lessee, customer or supplier of the Parent, (iii) owns, directly or indirectly, in whole or in part, any tangible or intangible property that the Parent uses or the use of which is necessary or desirable for the conduct of business of the Parent, (iv) has any cause of action or other claim whatsoever against, or owes any amount to, the Parent, except for claims in the ordinary course of business, such as for accrued vacation pay, accrued benefits under employee benefit plans, normal employee advances and employee personal travel reimbursement in the ordinary course of business, and similar matters and agreements existing on the date of this Agreement.

Section 4.24 No Other Agreements. The Parent does not have any binding commitment, absolute or contingent, to any other person to sell, directly or indirectly, the Parent or any of its Subsidiaries or to effect any merger, share exchange, consolidation, business combination, recapitalization, liquidation or other reorganization of the Parent or any of its Subsidiaries or to enter into any agreement with respect thereto.

Section 4.25 Ownership of Merger Sub; No Prior Activities. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a direct wholly-owned subsidiary of Parent. Merger Sub has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has no Subsidiaries.

Article V

Covenants

Section 5.1 Conduct of Business.

(a) Conduct of Business by the Company Pending the Closing. The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.1(a) of the Company Disclosure Memorandum or as specifically permitted by any other provision of this Agreement, unless Parent shall otherwise agree in writing, the Company will conduct its operations only in the ordinary and usual course of business consistent with past practice. Without limiting the foregoing, and as an extension thereof, except as set forth in Section 5.1(a) of the Company Disclosure Memorandum or as specifically permitted by any other provision of this Agreement, the Company shall not (unless required by applicable Law), between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent:

(i) amend or otherwise change the Company Certificate or Company Bylaws;

(ii) (A) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of any shares of capital stock of, or other Equity Interests in, the Company of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including, without limitation, any such interest represented by contract right), of the Company, other than the issuance of Company Common Stock upon the exercise of Company Options outstanding as of the date hereof in accordance with their terms, or (B) sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets (including Company Material Intellectual Property) of the Company, except pursuant to existing Contracts or commitments or the sale or purchase of goods in the ordinary course of business consistent with past practice, or enter into any commitment or transaction outside the ordinary course of business consistent with past practice;

(iii) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or enter into any agreement with respect to the voting of its capital stock;

(iv) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other Equity Interests or other securities;

(v) (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any person or any division thereof or any assets, other than acquisitions of inventory or other assets in the ordinary course of business consistent with past practice, (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, except for indebtedness for borrowed money incurred by the Company pursuant to the terms of a Company Material Contract, (C) terminate, cancel or request any material change in, or agree to any material change in, any Company Material Contract, or (D) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 5.1(a)(v);

(vi) except as may be required by contractual commitments or corporate policies with respect to employee severance or termination pay in existence on the date of this Agreement as disclosed in Section 3.11(b) of the Company Disclosure Memorandum or in the ordinary course of business consistent with past practice: (A) materially increase the compensation or benefits payable or to become payable to its directors, officers or employees; (B) grant any rights to severance or termination pay to, or amend or enter into any new Company Benefit Plan, except to the extent required by applicable Law; or (C) amend or waive any performance or vesting criteria or accelerate the vesting, exercisability or funding under any Company Benefit Plan (except to the extent required by the terms of any such Company Benefit Plan as of the date of this Agreement);

(vii) (A) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and in accordance with their terms, (B) accelerate or delay collection of any material notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice, or (C) delay or accelerate payment of any material account payable in advance of its due date or the date such liability would have been paid in the ordinary course of business consistent with past practice;

(viii) make any material change in accounting policies or procedures, other than in the ordinary course of business consistent with past practice or except as required by GAAP or by a Governmental Entity;

(ix) waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration;

(x) make any material Tax election, settle or compromise any material liability for Taxes, amend any material Tax Return or file any refund for any material amount of Taxes; provided, that the Company shall promptly provide to Parent a copy of any such amended Tax Return or filing for any refund;

(xi) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement to which the Company is a party;

(xii) knowingly act in a manner intended or reasonably expected to materially delay the consummation of the Merger or result in any of the conditions to the Merger set forth in Article VI not being satisfied, except as otherwise permitted by this Agreement or required by applicable Law or any judicial or regulatory authority;

(xiii) fail to comply with its obligations under that certain letter agreement dated on or about the date hereof between the Company and PC Mall; or

(xiv) authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

(b) Conduct of Business by Parent Pending the Closing. The Parent agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.1(b) of the Parent Disclosure Memorandum or as specifically permitted by any other provision of this Agreement, unless the Company shall otherwise agree in writing, the Parent will, and will cause its Subsidiaries to, will conduct its operations only in the ordinary and usual course of business consistent with past practice. Without limiting the foregoing, and as an extension thereof, except as set forth in Section 5.1(b) of the Parent Disclosure Memorandum or as specifically permitted by any other provision of this Agreement, the Parent shall not, and shall not permits any of its Subsidiaries to (unless required by applicable Law), between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of the Company:

(i) amend or otherwise change the Parent Certificate or Parent Bylaws;

(ii) (A) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of any shares of capital stock of, or other Equity Interests in, the Parent of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest

(including, without limitation, any such interest represented by contract right), of the Parent, other than the issuance of Parent Common Stock upon the exercise of Parent Options outstanding as of the date hereof in accordance with their terms, the issuance of Parent Common Stock upon the exercise of Parent Warrants outstanding as of the date hereof in accordance with their terms or the issuance of Parent Options in accordance with the ordinary course of the Parent’s business, or (B) sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets (including Parent Material Intellectual Property) of the Parent, except pursuant to existing Contracts or commitments or the sale or purchase of goods or services in the ordinary course of business consistent with past practice, or enter into any commitment or transaction outside the ordinary course of business consistent with past practice;

(iii) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or enter into any agreement with respect to the voting of its capital stock;

(iv) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other Equity Interests or other securities;

(v) (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any person or any division thereof or any assets, other than acquisitions of inventory or other assets in the ordinary course of business consistent with past practice, (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, except for indebtedness for borrowed money incurred by the Parent or any of its Subsidiaries in the ordinary course of business consistent with past practice pursuant to the terms of a Parent Material Contract, (C) terminate, cancel or request any material change in, or agree to any material change in, any Company Material Contract other than as arising in the ordinary course of business, or (D) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 5.1(b)(v);

(vi) except as may be required by contractual commitments or corporate policies with respect to employee severance or termination pay in existence on the date of this Agreement as disclosed in Section 4.11(b) of the Parent Disclosure Memorandum: or in the ordinary course of business consistent with past practice: (A) materially increase the compensation or benefits payable or to become payable to its directors, officers or employees; (B) grant any rights to severance or termination pay to, or amend or enter into any new Parent Benefit Plan, except to the extent required by applicable Law; or (C) amend or waive any performance or vesting criteria or accelerate the vesting, exercisability or funding under any Parent Benefit Plan (except to the extent required by the terms of any such Parent Benefit Plan as of the date of this Agreement);

(vii) (A) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and in accordance with their terms, (B) accelerate or delay collection of any material notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice, or (C) delay or accelerate payment of any material account payable in advance of its due date or the date such liability would have been paid in the ordinary course of business consistent with past practice;

(viii) make any material change in accounting policies or procedures, other than in the ordinary course of business consistent with past practice or except as required by GAAP or by a Governmental Entity;

(ix) waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration;

(x) make any material Tax election, settle or compromise any material liability for Taxes, amend any material Tax Return or file any refund for any material amount of Taxes; provided, that the Parent shall promptly provide to the Company a copy of any such amended Tax Return or filing for any refund;

(xi) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement to which the Parent is a party;

(xii) knowingly act in a manner intended or reasonably expected to materially delay the consummation of the Merger or result in any of the conditions to the Merger set forth in Article VI not being satisfied, except as otherwise permitted by this Agreement or required by applicable Law or any judicial or regulatory authority; or

(xiii) authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

(c) Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company prior to the consummation of the Merger. Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of the Parent prior to the consummation of the Merger. Prior to the consummation of the Merger, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

Section 5.2 Registration Statement; Proxy Statement.

(a) As promptly as practicable after the execution of this Agreement, Parent and the Company shall prepare and file with the SEC a joint proxy statement relating to the Company Stockholders’ Meeting and the Parent Stockholders’ Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”) and Parent shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”; the prospectus contained in the Registration Statement together with the Proxy Statement, the “Joint Proxy/Prospectus”), in which the Proxy Statement shall be included, in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued to the stockholders of the Company in the Merger. Each of Parent and the Company shall use reasonable best efforts to cause the Registration Statement to become effective as promptly as practicable, and, prior to the effective date of the Registration Statement, Parent shall take all or any action reasonably required under any applicable federal or state securities Laws in connection with the issuance of shares of Parent Common Stock in the Merger. Each of Parent and the Company shall furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with such actions and the preparation of the Registration Statement and Proxy Statement. As promptly as reasonably practicable after the Registration Statement shall have become effective and the Proxy Statement shall have been cleared by the SEC, the Company and Parent shall mail the Joint Proxy/Prospectus to their respective stockholders; provided, however, that the parties shall consult and cooperate with each other in determining the appropriate time for mailing the Joint Proxy/Prospectus in light of the date set for the Company Stockholders’ Meeting and the Parent Stockholders’ Meeting. No filing of, or amendment or supplement to, the Proxy Statement shall be made by Parent or the Company, and no filing of, or amendment or supplement to, the Registration Statement shall be made by Parent, in each case, without the prior written consent of the other party, such consent not to be unreasonably withheld. Parent and the Company each shall advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

(b) The information supplied by the Company and Parent for inclusion or incorporation by reference in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (iii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders of Parent, (iv) the time of the Company Stockholders’ Meeting, and (v) the time of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to the Company or Parent, or any of their respective Subsidiaries, or their respective officers or directors, is discovered by such party which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, such party shall promptly inform the other party. All documents that either the Company or Parent is responsible for filing with the SEC in connection with the transactions contemplated hereby will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

Section 5.3 Stockholders’ Meetings.

(a) The Company shall duly call and hold a meeting of its stockholders (the “Company Stockholders’ Meeting”) as promptly as reasonably practicable in accordance with applicable Law following the date the Registration Statement becomes effective and the Joint Proxy/Prospectus is cleared by the SEC for the purpose of voting upon the matters that are subject to Company Stockholder Approval. In connection with the Company Stockholders’ Meeting and the transactions contemplated hereby, the Company will (i) subject to applicable Law and this Agreement, use its reasonable best efforts to obtain the approvals by its stockholders of the matters that are subject to Company Stockholder Approval, and (ii) otherwise comply with all legal requirements applicable to the Company Stockholders’ Meeting. Subject to Section 5.5, the Company Board shall recommend approval of this Agreement by the stockholders of the Company (the “Company Recommendation”) and shall not withdraw or adversely modify (or propose to withdraw or adversely modify) such recommendation, and the Joint Proxy/Prospectus shall contain such recommendation.

(b) Parent shall duly call and hold a meeting of its stockholders (the “Parent Stockholders’ Meeting”) as promptly as reasonably practicable in accordance with applicable Law following the date the Registration Statement becomes effective and the Joint Proxy/Prospectus is cleared by the SEC for the purpose of voting upon the matters that are subject to Parent Stockholder Approval. In connection with the Parent Stockholders’ Meeting and the transactions contemplated hereby, Parent will (i) subject to applicable Law, use its reasonable best efforts to obtain the approvals by its stockholders of the matters that are subject to Parent Stockholder Approval, and (ii) otherwise comply with all legal requirements applicable to the Parent Stockholders’ Meeting. The Parent Board shall recommend approval of the issuance by Parent of the shares of Parent Common Stock issuable pursuant to this Agreement by the stockholders of Parent and the amendment to the Parent Charter to increase the number of authorized shares of Parent Common Stock (the “Parent Recommendation”) and shall not withdraw or adversely modify (or propose to withdraw or adversely modify) such recommendation, and the Joint Proxy/Prospectus shall contain such recommendation.

Section 5.4 Access to Information; Confidentiality. Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company or Parent or any of their respective Subsidiaries is a party (which, if reasonably requested by the other party, such person shall use reasonable best efforts to cause the counterparty to waive), from the date of this Agreement to the Effective Time, the Company and Parent shall, and shall cause each of its Subsidiaries and each of their respective directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors, and agents and other representatives (collectively, “Representatives”), provided, however, that the foregoing shall not require the Company or Parent to waive any legal privilege or disclose proprietary information relevant to the negotiation of this Agreement or the evaluation of the transactions contemplated hereby, to (a) provide to the other party and its respective Representatives access at reasonable times upon reasonable prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its Subsidiaries and to the books and records thereof and (b) subject to applicable Laws relating to the exchange of information, furnish promptly such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of itself and its Subsidiaries as the other party and its Representatives may reasonably request. No investigation conducted pursuant to this Section 5.4 shall affect or be deemed to modify or limit any representation or warranty made in this Agreement or the conditions to the obligations to consummate the Merger. With respect to the information disclosed pursuant to this Section 5.4, the parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under that certain Confidentiality Agreement, dated September 20, 2005, previously executed by Parent and the Company (the “Confidentiality Agreement”).

Section 5.5 No Solicitation of Transactions.

(a) The Company agrees that it shall not, and it shall use its reasonable best efforts to cause its Representatives not to, directly or indirectly: (i) initiate, solicit, knowingly encourage or take any other action designed to, or which could reasonably be expected to, facilitate an Acquisition Proposal or the making, submission or announcement of, any Acquisition Proposal, (ii) participate or engage in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, except to notify such person as to the existence of these provisions, (iv) approve, endorse or recommend any Acquisition Proposal with respect to it, or (v) enter into any letter of intent or similar document or any agreement, commitment or understanding contemplating or otherwise relating to any Acquisition Proposal or a transaction contemplated thereby; provided, that so long as there has been no breach of this Section 5.5(a), the Company may, in response to an Acquisition Proposal that was not solicited after the date hereof and otherwise in compliance with the obligations under Section 5.5(c), participate in discussions or negotiations with, request clarifications from, or furnish information to, any person which makes such Acquisition Proposal if (A) such action is taken subject to a confidentiality agreement containing customary terms and conditions; provided, that if such confidentiality agreement contains provisions that are less restrictive than the comparable provisions of the Confidentiality Agreement, or omits restrictive provisions contained in the Confidentiality Agreement, then the Confidentiality Agreement shall be deemed to be automatically amended to contain in substitution for such comparable provisions such less restrictive provisions, or to omit such restrictive provisions, as the case may be, and in connection with the foregoing, the Company agrees not to waive any of the provisions in any such confidentiality agreement without waiving the similar provisions in the Confidentiality Agreement to the same extent, (B) the Company Board reasonably determines in good faith, after consultation with its outside legal counsel and financial advisor, that such Acquisition Proposal could reasonably be expected to lead to a Superior Proposal and (C) the Company Board reasonably determines in good faith, after consultation with its outside legal counsel, that failure to take such actions would be inconsistent with its fiduciary duties under applicable Law. The Company shall immediately terminate, and shall use its reasonable best efforts to cause its Representatives to immediately terminate, all discussions or negotiations, if any, with any third party with respect to, or any that could reasonably be expected to lead to an Acquisition Proposal. The Company shall promptly (and in any event within two (2) business days) request that each person which has heretofore executed a confidentiality agreement with it or any of its Representatives with respect to such person’s consideration of a possible Acquisition Proposal immediately return or destroy all confidential information heretofore furnished to such person or its Representatives.

(b) Neither the Company Board nor any committee thereof shall (i) withdraw, modify or amend, or propose to withdraw, modify or amend, in a manner adverse to Parent, the Company Recommendation or (ii) resolve to do any of the foregoing; provided, that the Company Board may withdraw, modify or amend the Company Recommendation if, following receipt of a Superior Proposal (A) the Company has complied with its obligations under this Section 5.5, (B) the Company Board reasonably determines in good faith, after consultation with its outside legal counsel, that failure to take such actions would be inconsistent with its fiduciary duties under applicable Law and (C) prior to taking such actions, the Company Board shall have given Parent at least five (5) days notice of its intention to take such action and the opportunity to meet with the Company and its outside counsel and financial advisor.

(c) In addition to the obligations set forth in Section 5.5(a), the Company shall as promptly as practicable (and in any event within 48 hours) advise Parent of any request for information with respect to any Acquisition Proposal or of any Acquisition Proposal, or any inquiry, proposal, discussions or negotiation with respect to any Acquisition Proposal, the terms and conditions of such request, Acquisition Proposal, inquiry, proposal, discussion or negotiation, and the Company shall, within 48 hours of the receipt thereof, promptly provide to Parent copies of any written materials received in connection with any of the foregoing, and the identity of the person making any such Acquisition Proposal or such request, inquiry or proposal or with whom any discussions or negotiations are taking place. The Company shall keep Parent reasonably informed of the status and material details (including material amendments) with respect to the information previously provided by the Company in connection with the Acquisition Proposal, and shall provide to Parent within 48 hours of receipt thereof all written materials received by it with respect thereto. The Company shall promptly provide to Parent any non-public information concerning it provided to any other person in connection with any Acquisition Proposal, which was not previously provided to Parent. With respect to any Acquisition Proposal that constitutes a Superior Proposal, during the five (5) day period referred to in clause (C) of Section 5.5(b) above, the Company shall, if requested by Parent, provide Parent with an opportunity to negotiate revisions to the terms of this Agreement for the Company Board’s good faith consideration.

(d) Nothing contained in this Agreement shall be deemed to restrict the parties from complying with Rule 14d-9 or 14e-2 under the Exchange Act.

Section 5.6 Appropriate Action; Consents; Filings.

(a) The Company and Parent shall use their reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, (ii) obtain from any Governmental Entity any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by the Company or Parent or any of their respective Subsidiaries, or to avoid any action or proceeding by any Governmental Entity, in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the Merger, and (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under the Securities Act and the Exchange Act, and any other applicable federal or state securities Laws and any other applicable Law; provided, that the Company and Parent shall cooperate with each other in connection with the making of all such filings, including, if requested, by providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. The Company and Parent shall furnish to each other all information required for any application or other filing under the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement and the Registration Statement) in connection with the transactions contemplated by this Agreement.

(b) The Company and Parent shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, reasonable best efforts to obtain any third party consents (i) necessary, proper or advisable to consummate the transactions contemplated in this Agreement, (ii) required to be disclosed in the Company Disclosure Memorandum or the Parent Disclosure Memorandum, as applicable, or (iii) required to prevent a Material Adverse Effect with respect to the Company or Parent from occurring prior to or after the Effective Time. In the event that either party shall fail to obtain any third party consent described in the first sentence of this Section 5.6(b), such party shall use its reasonable best efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon the Company and Parent, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

Section 5.7 Certain Notices. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto of (a) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, or (b) the failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

Section 5.8 Public Announcements. The press release announcing the execution of this Agreement, if any, shall be issued only in such form as shall be mutually agreed upon by the Company and Parent and each of the Company and Parent shall consult with, and obtain the consent of, the other party (which shall not be unreasonably withheld or delayed) before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to consulting with and obtaining the prior consent of the other party (which shall not be unreasonably withheld or delayed); provided, that a party may, without consulting with or obtaining the prior consent of the other party, issue such press release or make such public statement as may be required by applicable Law or by any listing agreement with a national securities exchange or automated quotation system to which it is a party, if such party has used reasonable best efforts to consult with the other party and to obtain such other party’s consent, but has been unable to do so in a timely manner.

Section 5.9 Exchange Listing. Parent shall promptly prepare and submit to the Exchange a listing application covering the shares of Parent Common Stock to be issued in the Merger and shall use its reasonable best efforts to cause such shares to be approved for listing on such Exchange, subject to official notice of issuance, prior to the Effective Time.

Section 5.10 Employee Benefit Matters.

(a) With respect to each Parent Benefit Plan in which employees of the Company participate after the Effective Time (excluding Parent Benefit Plans under which Parent Options may be issued), (i) for purposes of determining vesting and entitlement to benefits, severance benefits and vacation entitlement, service with the Company or its affiliates (or predecessor employers to the extent the Company provides past service credit) shall be treated as service with Parent; provided, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or to the extent that such service was not recognized under the applicable Company Benefit Plan, and (ii) any deductibles or other amounts credited to such employee under any Company Benefit Plan as of the Closing Date shall be credited to such employee under any comparable applicable benefit plan after the Closing Date, subject to the terms and conditions of such benefit plan. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations.

(b) The parties hereto acknowledge and agree that all provisions contained in this Section 5.10 with respect to employees are included for the sole benefit of the respective parties hereto and shall not create any right (i) in any other person, including, without limitation, any employees, former employees, any participant in any Company Benefit Plan or Parent Benefit Plan or any beneficiary thereof or (ii) to continued employment with the Company or Parent. After the Effective Time, nothing contained in this Section 5.10 shall interfere with Parent’s right to amend, modify or terminate any Company Benefit Plan or Parent Benefit Plan or to terminate the employment of any employee of the Company or Parent for any reason.

(c) The Parent Board, or a committee of non-employee directors thereof, shall adopt a resolution in advance of the Effective Time providing that the receipt by any officer or director of the Company who may become a covered person of Parent for purposes of Section 16 of the Exchange Act (together with the rules and regulations thereunder, “Section 16”) of Parent Common Stock in exchange for shares of Company Common Stock, pursuant to the transactions contemplated hereby, is intended to be exempt from liability pursuant to Section 16. The

Company Board, or a committee of non-employee directors thereof, shall adopt a resolution in advance of the Effective Time providing that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of Company Common Stock in exchange for shares of Parent Common Stock pursuant to the transactions contemplated hereby, is intended to be exempt from liability pursuant to Section 16.

(d) With respect to those Company Benefit Plans and Parent Benefit Plans that may be subject to Code Section 409A, Parent will make reasonable efforts to take, or to cause there to be taken, as the case may be, such timely actions as may be necessary or appropriate to prevent the application of excise tax and other tax penalties under IRC Section 409A.

Section 5.11 Indemnification of Directors and Officers.

(a) Parent and the Company agree that all rights to indemnification existing as in effect as of the date of this Agreement in favor of any Company Indemnified Person as provided in the Company Certificate, the Company Bylaws and any Company indemnification agreements with any such Company Indemnified Persons shall survive the Merger and shall continue in full force and effect and be honored by the respective parties and their successors, without any amendment thereto, for a period of six (6) years after the Effective Time. A “Company Indemnified Person” shall mean any individual who on or prior to the Effective Time was a director, officer, trustee, fiduciary, employee or agent of the Company or who served at the request of the Company as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise, unless such amendment or modification is required by applicable Law.

(b) For 6 years from the Effective Time, the Surviving Corporation shall provide to the Company’s current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is no less favorable than the Company’s existing policy (true and complete copies which have been previously provided to Parent) or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 150% of the annual premium paid prior to the date of this Agreement, which premium the Company represents and warrants to be approximately $375,000. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained prior to the Effective Time for purposes of this Section 5.11, which policies provide such directors and officers with coverage for an aggregate period of 6 years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement. If such prepaid policies have been obtained prior to the Effective Time, Parent shall, and shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the obligations thereunder. The obligations under this Section 5.11 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 5.11 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 5.11 applies shall be third party beneficiaries of this Section 5.11).

(c) In the event Parent (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.11.

(d) The obligations under this Section 5.11 shall not be terminated or modified in such a manner as to adversely affect any Company Indemnified Person to whom this Section 5.11 applies or the heirs and representatives of such Company Indemnified Person without the consent of such affected Company Indemnified Person or the heirs and representatives of such Company Indemnified Person (it being expressly agreed that the Company Indemnified Persons to whom this Section 5.11 applies and their respective heirs and representatives shall be third party beneficiaries of this Section 5.11).

Section 5.12 Tax-Free Reorganization Treatment.

(a) The Company and Parent shall use their reasonable best efforts, and shall cause their respective Subsidiaries to use their reasonable best efforts, to take or cause to be taken any action necessary for the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. Neither the Company nor Parent shall, nor shall they permit any of their respective Subsidiaries to, take or cause to be taken any action that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(b) This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Each of the Company and Parent shall report the Merger as a reorganization within the meaning of Section 368 of the Code, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

Section 5.13 Affiliates. As soon as practicable after the date hereof and prior to the mailing of the Joint Proxy/Prospectus, the Company shall deliver to Parent a list identifying all persons who are expected to be, at the time of the Parent Stockholders’ Meeting, “affiliates” of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its reasonable best efforts to cause each person who is identified on such list to execute and deliver to Parent a letter agreement as to such person’s prospective compliance with the restrictions imposed by Rule 145 under the Securities Act on the transfer of shares of Parent Common Stock received by such person in the Merger.

Section 5.14 Resignation of Officers and Directors. The Company shall deliver to Parent at or prior to the Effective Time the resignation of each officer and director of the Company, such resignations to be effective as of the Effective Time.

Article VI

Closing Conditions

Section 6.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

(a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the knowledge of Parent or the Company, threatened by the SEC.

(b) Stockholder Approval. The Company Stockholder Approval and the Parent Stockholder Approval shall have been obtained.

(c) No Order. No Governmental Entity, nor any federal or state court of competent jurisdiction or arbitrator shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or arbitration award or finding or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger or any other transactions contemplated in this Agreement.

(d) Consents and Approvals. All material consents, approvals and authorizations of any Governmental Entity required of Parent, the Company or any of their Subsidiaries shall have been obtained.

(e) Exchange Listing. The shares of Parent Common Stock issuable to the Company’s stockholders in the Merger shall have been approved for listing on the Exchange, subject to official notice of issuance.

Section 6.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated hereby are also subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, have a Material Adverse Effect. Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

(c) Consents and Approvals. All material consents, approvals and authorizations of any person other than a Governmental Entity required to be set forth in Section 3.5(b) or Section 4.5(b) or the related sections of the Company Disclosure Memorandum or the Parent Disclosure Memorandum, as applicable, shall have been obtained.

(d) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to the Company.

(e) Sarbanes-Oxley Certifications. Neither the Chief Executive Officer nor the Chief Financial Officer of the Company shall have failed to provide, with respect to any Company SEC Filings after the date of this Agreement, any necessary certification in the form required under the Sarbanes-Oxley Act.

(f) No Litigation, Etc. There shall not be any suit, claim, action, proceeding or investigation instituted, commenced, pending or threatened by or before any Governmental Entity that would or that is reasonably likely to (i) impose material limitations on the ability of Parent effectively to exercise full rights of ownership of the Company or (ii) restrain, enjoin, prevent, prohibit or make illegal, or impose material limitations on, the ability of the Company to operate its business in the manner presently conducted.

(g) Other Conditions Precedent. The Company shall not be in breach of, and no condition, event or act which with the giving of notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing under, any indebtedness for borrowed money.

Section 6.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger and the other transactions contemplated hereby are also subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, result in a Material Adverse Effect. The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent to that effect.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by each of them on or prior to the Effective Time. The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent to that effect.

(c) Consents and Approvals. All material consents, approvals and authorizations of any person other than a Governmental Entity required to be set forth in Section 3.5(b) or Section 4.5(b) or the related sections of the Company Disclosure Memorandum or the Parent Disclosure Memorandum, as applicable, shall have been obtained.

(d) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to Parent or, with respect to Merger Sub, any change, effect or circumstance that prevents Merger Sub from consummating the Merger or other transactions contemplated by this Agreement.

(e) Sarbanes-Oxley Certifications. Neither the Chief Executive Officer nor the Chief Financial Officer of Parent shall have failed to provide, with respect to any Parent SEC Filings after the date of this Agreement, any necessary certification in the form required under the Sarbanes-Oxley Act.

(f) Section 355(e) Tax Opinion. The Company shall have received a written opinion of Latham & Watkins LLP, in form and substance reasonably satisfactory to the Company (the “Tax Opinion”), to the effect that the Merger should not cause Section 355(e) of the Code to apply to the spin-off distribution of shares of Company Common Stock by PC Mall.

(g) Section 368(a) Tax Opinion. The Company shall have received a written opinion of Latham & Watkins LLP dated the date of the Effective Time, in form and substance reasonably satisfactory to the Company, to the effect that, for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code

Article VII

Termination, Amendment and Waiver

Section 7.1 Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or the stockholders of Parent:

(a) By mutual written consent of Parent and the Company, by action of their respective Boards of Directors;

(b) By either Parent or the Company if the Merger shall not have been consummated prior to February 14, 2006 (such date, the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement (including without limitation such party’s obligations set forth in Section 5.6) has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Outside Date;

(c) By either Parent or the Company if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable (which order, decree, ruling or other action the parties shall have used their reasonable best efforts to resist, resolve or lift, as applicable, subject to the provisions of Section 5.6);

(d) By written notice of Parent if the Company Board shall have: (i) failed to make the Company Recommendation in accordance with Section 5.3(a) or withdrawn, or adversely modified or changed (including, without limitation, any disclosure (other than a statement that the Company Board is evaluating an Acquisition Proposal) having the effect of an adverse modification or change), or resolved to withdraw or adversely modify or change (including, without limitation, any disclosure (other than a statement that the Company Board is evaluating an Acquisition Proposal) having the effect of an adverse modification or change), the Company Recommendation; (ii) approved or recommended, or resolved to approve or recommend, to its stockholders an Acquisition Proposal other than that contemplated by this Agreement or entered into, or resolved to enter into, any agreement with respect to an Acquisition Proposal; (iii) after an Acquisition Proposal has been made, failed to affirm the Company Recommendation within five (5) days of any request by Parent to do so, notwithstanding any continued evaluation of such Acquisition Proposal; or (iv) recommended that its stockholders tender their shares in any tender offer or exchange offer that is commenced which, if successful, would result in any person or group becoming a beneficial owner of 20% or more of its outstanding shares of capital stock;

(e) By the Company if it receives a Superior Proposal; provided, that the Company may not terminate this Agreement pursuant to this Section 7.1(e) unless it has first complied with its obligations under Section 5.5 and until (i) five (5) days have elapsed following delivery to Parent of a written notice of such determination by the Company Board and during such five (5) day period the Company has renegotiated in good faith with Parent and Parent has not submitted a binding offer that the Company Board has determined in its good faith judgment to be at least as favorable to the Company’s stockholders as the Superior Proposal; provided, that prior to or contemporaneously with such termination, the Company shall have made the payment of the fee to Parent required by Section 7.2(b)(i) by wire transfer in same day funds;

(f) By written notice of Parent (if Parent is not in material breach of its obligations or its representations and warranties under this Agreement), if there has been a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement which (i) would result in a failure of a condition set forth in Section 6.2(a) or 6.2(b) and (ii) is not cured within twenty (20) days (or prior to the Outside Date, if sooner); provided that Parent shall have given the Company written notice, delivered at least twenty (20) days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(f) and the basis for such termination;

(g) By written notice of the Company if the Parent Board shall have failed to make the Parent Recommendation in accordance with Section 5.3(b) or withdrawn, or adversely modified or changed (including, without limitation, any disclosure having the effect of an adverse modification or change), or resolved to withdraw or adversely modify or change (including, without limitation, any disclosure having the effect of an adverse modification or change), the Parent Recommendation;

(h) By written notice of the Company (if the Company is not in material breach of its obligations or its representations and warranties under this Agreement), if there has been a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement contained in this Agreement which (i) would result in a failure of a condition set forth in Section 6.3(a) or 6.3(b) and (ii) is not cured within twenty (20) days (or prior to the Outside Date, if sooner); provided that the Company shall have given Parent written notice, delivered at least twenty (20) days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(h) and the basis for such termination; or

(i) By written notice of either Parent or the Company if (1) the Company Stockholder Approval shall not have been obtained at the Company Stockholders’ Meeting duly convened therefor (or at any adjournment or postponement thereof), or (2) the Parent Stockholder Approval shall not have been obtained at the Parent Stockholders’ Meeting duly convened therefor (or at any adjournment or postponement thereof); provided, however, that the right to terminate this Agreement under this Section 7.1(i) shall not be available to a party if the failure to obtain such party’s Stockholder Approval shall have been caused by the action or failure to act of such party and such action or failure to act constitutes a material breach by such party of this Agreement.

Section 7.2 Effect of Termination.

(a) Limitation on Liability. In the event of termination of this Agreement by either Parent or the Company as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Company or their respective Subsidiaries, officers or directors except (i) with respect to the confidentiality obligations of Section 5.4, Section 5.9, this Section 7.2 and Article VIII and (ii) with respect to any liabilities or damages incurred or suffered by a party as a result of the willful breach by the other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

(b) Termination Fee. The Company shall reimburse the Parent for all of its out-of-pocket costs and expenses incurred by it in connection with this Agreement, including the fees and expenses of its legal counsel, accountants and financial advisors and pay Parent a termination fee of $1,200,000.00 (the “Termination Fee”) in immediately available funds in the event that this Agreement is terminated solely as follows: (i) if the Company shall terminate this Agreement pursuant to Section 7.1(e); (ii) if Parent shall terminate this Agreement pursuant to Section 7.1(d); or (iii) if (A) either party shall terminate this Agreement pursuant to Section 7.1(b) or 7.1(i)(1), and, at any time after the date of this Agreement and before the termination of this Agreement, an Acquisition Proposal with respect to the Company shall have been publicly made, proposed or communicated and not bona fide withdrawn and (B) within twelve (12) months following the termination of this Agreement, the Company consummates such Acquisition Proposal or enters into a binding agreement with respect to such Acquisition Proposal which is subsequently consummated. Any Termination Fee payable under this provision shall be payable as liquidated damages to compensate Parent for the damages Parent will suffer if this Agreement is terminated under the circumstances set forth in this Section 7.2(b), which damages cannot be determined with reasonable certainty. It is specifically agreed that the Termination Fee represents liquidated damages and not a penalty.

(c) All Payments. Any payment required to be made pursuant to Section 7.2(b)(i) shall be paid prior to or contemporaneously with, and shall be a pre-condition to the effectiveness of, termination of this Agreement pursuant to Section 7.1(e). Any payment required to be made pursuant to Section 7.2(b)(ii) shall be paid not later than two (2) business days after the date of termination. Any payment required to be made pursuant to Section 7.2(b)(iii) shall be paid prior to or contemporaneously with, and shall be a pre-condition to the effectiveness of, consummation of the Acquisition Proposal. All payments under this Section 7.2 shall be made by wire transfer of immediately available funds to an account designated by Parent. The Company acknowledges that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 7.2 and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the fee set forth in this Section 7.2, the Company shall pay to Parent its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

Section 7.3 Amendment. To the extent permitted by applicable Law, this Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Parent and the Company; provided, that after any such approval, no amendment shall be made that by Law requires further approval by the Company’s or Parent’s stockholders, as the case may be, without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 7.4 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other parties with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of any party, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof which, by Law or in accordance with the rules of the Exchange, requires further approval by such stockholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 7.5 Fees and Expenses. Subject to Section 7.2(b) hereof, all expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same (including, but not limited to, fees and expenses of counsel, accountants, investment bankers and other advisors); provided, however, that each of Parent and the Company shall pay one-half of the expenses related to printing, filing and mailing the Registration Statement and the Joint Proxy/Prospectus and all SEC and other regulatory filing fees incurred in connection with the Registration Statement and the Joint Proxy/Prospectus.

Article VIII

General Provisions

Section 8.1 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 8.2 Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next business day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next business day if transmitted by national overnight courier, in each case as follows:

If to Parent or Merger Sub, addressed to it at:

PFSweb, Inc.

500 North Central Expressway

Plano, TX 75074

Att: Mark C. Layton,

Chief Executive Officer

Facsimile: (972) 881-0145

with a copy to (which shall not constitute notice):

Wolff & Samson PC

One Boland Drive

West Orange, NJ 07052

Att: Morris Bienenfeld, Esq.

Facsimile: 973-530-2213

If to the Company, addressed to it at:

eCOST.com, Inc.

Suite 106

2555 West 190th Street

Torrance, California 90504

Att: Adam Shaffer,

Chief Executive Officer

Facsimile: (310) 630-3578

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

Suite 4000

633 West Fifth Street

Los Angeles, CA 90071-2007

Att: Steven B. Stokdyk, Esq.

Facsimile: (213) 891-8763

Section 8.3 Certain Definitions. For purposes of this Agreement, the term:

“Acquisition Proposal” means any offer or proposal concerning any (a) merger, consolidation, business combination, or similar transaction involving the Company, (b) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture, or otherwise of assets of the Company representing 20% or more of the assets of the Company, (c) issuance, sale, or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture, or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for such securities) representing 20% or more of the voting power of the Company, (d) transaction in which any person or group shall acquire beneficial ownership, or the right to acquire beneficial ownership of 20% or more of the outstanding voting capital stock of the Company or (e) any combination of the foregoing (other than the Merger).

“affiliate” means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Blue Sky Laws” means state securities or “blue sky” laws.

“business day” means any day other than a day on which the SEC shall be closed.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof.

“Company Website” means all websites or other sites accessed via the Internet or any other electronic network (including without limitation any cable-based network or private network), that are, in whole or in part, owned or operated by the Company, including without limitation that certain website currently accessible at the URL address “http://www.ecost.com”; provided, however, that with respect to any such website or site that is not owned by the Company but on which Company content is displayed, the term “Company Website” shall mean and refer only to that portion of such website or site that contains the content directly or indirectly provided by the Company.

“Contracts” means any of the agreements, contracts, leases, powers of attorney, notes, loans, evidence of indebtedness, purchase orders, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, instruments, obligations, commitments, understandings, policies, purchase and sales orders, quotations and other executory commitments to which any person is a party or to which any of the assets of such person is subject, whether oral or written, express or implied.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

“Environmental Laws” means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, treaty, writ or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, judgment, stipulation, injunction, permit, authorization, policy, opinion, or agency requirement, in each case having the force and effect of law, relating to pollution, contamination, protection, investigation or restoration of the environment, health and safety or natural resources, including, without limitation, noise, odor, wetlands, or the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials.

“Environmental Permits” means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

“Equity Interest” means any share, capital stock, partnership, member or similar interest in any entity, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any entity or trade or business (whether or not incorporated) other than the Company that together with the Company, is considered under common control and treated as a single employer under Section 4.14(b), (c), (m) or (o) of the Code.

“Exchange” means the Nasdaq Capital Market or such other exchange or trading market on which the Parent Common Stock is then listed.

“Exchange Act” shall mean Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Entity” means domestic or foreign governmental, administrative, judicial or regulatory authority.

“group” is defined as in the Exchange Act, except where the context otherwise requires.

“Hazardous Materials” means (a) any petroleum, petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (b) any chemical, material or other substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

“Intellectual Property” means all intellectual property or other proprietary rights of every kind, foreign or domestic, including all intellectual property rights, patents, patent applications, patent rights, trademarks, trademark registrations and applications therefor, trade dress rights, trade names, service marks, service mark registrations and applications therefor, Internet domain names, Internet and World Wide Web URLs or addresses, copyrights, copyright registrations and applications therefor, mask work rights, mask work registrations and applications therefor, franchises, licenses, inventions, trade secrets, know-how, customer lists, supplier lists, proprietary processes and formulae, software source code and object code, algorithms, net lists, architectures, structures, screen displays, layouts, inventions, development tools, designs, blueprints, specifications, technical drawings (or similar information in electronic format) and all documentation and media constituting, describing or relating to the foregoing, including, without limitation, manuals, programmers’ notes, memoranda and records and all documentation thereof.

“IRS” means the United States Internal Revenue Service.

“knowledge” of any person which is not an individual means, with respect to any specific matter, the actual knowledge of such person’s executive officers and any other officer having primary responsibility for such matter after reasonable inquiry.

“Law” means any foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding.

“Material Adverse Effect” means, when used in connection with Parent or the Company, any change, effect or circumstance that (a) has or could reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of such party and its Subsidiaries taken as a whole, other than such changes, effects or circumstances reasonably attributable to: (i) economic conditions generally in the United States or foreign economies in any locations where such party has material operations or sales; (ii) conditions generally affecting the industries in which such party participates; provided, with respect to clauses (i) and (ii), the changes, effects or circumstances do not have a materially disproportionate effect (relative to other industry participants) on such party; (iii) the announcement or pendency of the Merger (including any claim, litigation, cancellation of or delay in customer orders, reduction in revenues or income, disruption of business relationships or loss of employees); (iv) legal, accounting, investment banking or other fees or expenses incurred in connection with the transactions contemplated by this Agreement; (v) the payment of any amounts due to, or the provision of any other benefits to, any officers or employees under employment contracts, non-competition agreements, employee benefit plans, severance arrangements or other arrangements in existence on the date of this Agreement and disclosed in the Company Disclosure Memorandum or Parent Disclosure Memorandum, as applicable; (vi) any action taken with the other party’s express written consent; (vii) any change in the trading price of a party’s common stock in and of itself; or (viii) any failure, in and of itself, by either party to meet internal or other estimates, predictions, projections or forecasts of revenue, net income or any other measure of financial performance (it being understood that, with respect to clauses (vii) and (viii), the facts or circumstances giving rise or contributing to such change in trading price or failure to meet estimates or projections may be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect); or (b) prevents Parent or the Company, as applicable, from consummating the Merger and the other transactions contemplated by this Agreement.

“Parent Rights” means rights issued under the Parent Rights Agreement.

“Parent Rights Agreement” means the Rights Agreement, dated as of June 8, 2000, between Parent and ChaseMellon Shareholder Services, LLC.

“person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary), owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation, partnership, joint venture or other legal entity.

“Superior Proposal” means a bona fide written offer which is not solicited after the date hereof in violation of this Agreement made by any person other than Parent or Merger Sub that (a) concerns an Acquisition Proposal

(except that references in the definition of Acquisition Proposal to “20%” shall be “50%”) involving the Company, (b) is on terms which the Company Board in good faith concludes (following consultation with its financial advisors and outside legal counsel) are more favorable to the Company’s stockholders (in their capacities as stockholders) than the transactions contemplated by this Agreement (including any revisions hereto), and (c) is, in the good faith judgment of the Company Board, reasonably likely to be financed and completed on the terms proposed, taking into account the various legal, financial and regulatory aspects of the proposal.

“Taxes” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative, minimum, add-on minimum, sales, use, transfer, registration, ad valorem, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental (including taxes under Section 59A of the Code), customs duties, real property, personal property, capital stock, employment, profits, withholding, disability, intangibles, social security, unemployment, payroll, license, employee or other tax or levy, of any kind whatsoever, together with any interest, penalties, or additions to tax in respect of the foregoing whether disputed or not.

“Tax Returns” means any report, return (including information return), claim for refund, declaration or statement relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

Section 8.4 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Defined Terms	Section
Agreement	Preamble
Certificate of Merger	Section 1.2
Certificates	Section 2.2(b)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Recitals
Company	Preamble
Company Balance Sheet	Section 3.7(d)
Company Benefit Plan	Section 3.10(a)
Company Board	Section 2.4
Company Board Approval	Section 3.4(b)
Company Bylaws	Section 3.2
Company Certificate	Section 3.2
Company Common Stock	Section 2.1(a)
Company Customers	Section 3.22
Company Disclosure Memorandum	Article III
Company Financial Advisor	Section 3.19
Company Indemnified Person	Section 5.11(a)
Company Material Contract	Section 3.13
Company Material Intellectual Property	Section 3.16
Company Options	Section 2.4
Company Permits	Section 3.6
Company Preferred Stock	Section 3.3(a)
Company Recommendation	Section 5.3(a)
Company SEC Filings	Section 3.7(a)
Company Stock Option Plans	Section 2.4
Company Stockholder Approval	Section 3.20
Company Stockholders’ Meeting	Section 5.3(a)
Company Suppliers	Section 3.22

Defined Terms	Section
Company Voting Agreement	Recitals
Confidentiality Agreement	Section 5.4
DGCL	Recitals
Effective Time	Section 1.2
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
Exchange Ratio	Section 2.1(a)
Joint Proxy/Prospectus	Section 5.2(a)
Merger	Recitals
Merger Sub	Preamble
Multiemployer Plan	Section 3.10(c)
Outside Date	Section 7.1(b)
Parent	Preamble
Parent Balance Sheet	Section 4.7(d)
Parent Benefit Plan	Section 4.10(a)
Parent Board	Section 4.4(b)
Parent Board Approval	Section 4.4(b)
Parent Bylaws	Section 4.2
Parent Certificate	Section 4.2
Parent Common Stock	Section 2.1(a)
Parent Customers	Section 4.22
Parent Disclosure Memorandum	Article IV
Parent Financial Advisor	Section 4.19
Parent Material Contracts	Section 4.13
Parent Material Intellectual Property	Section 4.16
Parent Options	Section 4.3(a)
Parent Permits	Section 4.6
Parent Preferred Stock	Section 4.3(a)
Parent SEC Filings	Section 4.7(a)
Parent Suppliers	Section 4.22
Parent Recommendation	Section 5.3(b)
Parent Stockholder Approval	Section 4.20
Parent Stockholders’ Meeting	Section 5.3(b)
Parent Warrants	Section 4.3(a)
PC Mall	Section 3.10(t)
PC Mall Contracts	Section 3.10(t)
Proxy Statement	Section 5.2(a)
Registration Statement	Section 5.2(a)
Representatives	Section 5.4
Sarbanes-Oxley Act	Section 3.7(e)
Section 16	Section 5.10(c)
Surviving Corporation	Section 1.1
Termination Fee	Section 7.2(b)

Section 8.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 8.7 Entire Agreement. This Agreement (together with the Exhibits, Parent Disclosure Memorandum and Company Disclosure Memorandum and the other documents delivered pursuant hereto) and the Confidentiality Agreement (other than the disclaimer of any representations and warranties contained therein which is superseded hereby) constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof, and except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

Section 8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void.

Section 8.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 5.11, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.10 Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

Section 8.11 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles.

(b) Each of the parties hereto irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of or relating to this Agreement or any of the agreements delivered in connection herewith or the transactions contemplated hereby or thereby shall be brought in state courts of the State of Delaware (or, if such courts do not have jurisdiction or do not accept jurisdiction, in the United States District Court located in the State of Delaware), (ii) consents to the jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection that such party may have to the laying of venue of any such suit, action or proceeding in any such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.2. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS

CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.11(c).

Section 8.12 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 8.13 Specific Performance. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall not object to the granting of such relief on the basis that an adequate remedy exists at law and shall not insist upon the posting of any bond as a condition to the granting of any such relief, this being in addition to any other remedy to which they are entitled at law or in equity.

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PFSWEB, INC.

By:	/s/ Mark C. Layton
Mark C. Layton,
Chief Executive Officer

RED DOG ACQUISITION CORP.

By:	/s/ Mark C. Layton
Mark C. Layton,
Chief Executive Officer

eCOST.COM, INC.

By:	/s/ Adam Shaffer
Adam Shaffer,
Chief Executive Officer